Filed pursuant to Rule 424(a)
File No. 333-87200

PROSPECTUS

M.C.F.T.Y. NATIONAL
Shares of Common Stock
Primary Offering (By M.C.F.T.Y. National): No Minimum - 10,000,000 Maximum
Resale Offering (By Selling Security Holders): 3,127,129

This prospectus relates to an offering of 13,127,129 shares of common stock of M.C.F.T.Y. National, a Nevada corporation. We are offering to sell up to a maximum of 10,000,00 shares of our common stock at $0.04 per share, which as of the date of this prospectus have not been issued. The primary offering of 10,000,000 shares shall be offered for a period of 120 days, and we may or may not extend the offering for up to an additional 90 days. Should we change the offering price of our stock, we will file an amendment to the registration statement of which this prospectus forms a part reflecting our new offering price and updating all disclosures therein. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. The sale of shares of our common stock, which will be offered and sold by us, will be made on a "best efforts" basis by using our officers and directors. Ms. Harrison will be selling our shares as a company officer/director.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to M.C.F.T.Y. National
Per Share	$0.04	-0-	$400,000.00
Total	$0.04	-0-	$400,000.00

There are ten (10) selling security holders that are offering to sell up to 3,127,129 shares of our common stock in the Resale Offering. We will not receive any of the proceeds from the sale of our shares of common stock by the selling security holders. We are paying the expenses of this offering, approximately $14,100.00, on behalf of the selling security holders. The selling security holders have advised us that there are no underwriting arrangements with respect to the common stock. The selling security holders may from time to time sell shares of our common stock on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which our common stock may become listed or traded, or in negotiated private transactions. Ms. Harrison will sell the company shares to completion prior to selling her shares as a selling-security-holder.

Affiliates will sell their 2,682,504 shares at $0.04 per share during the duration of this offering and will continue to sell at the $0.04 price per share should our securities become quoted on a securities market. Non-affiliates will sell their 444,625 shares at $0.04 during the duration of the primary offering or until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. Our common stock is not currently listed or quoted on any quotation medium.

Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 4 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2003.

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TABLE OF CONTENTS PROSPECTUS SUMMARY 1
RISK FACTORS. . . 4
Risks Related To the Company. . . 4
(1) We Have Incurred Substantial Losses from Inception While Realizing Limited Revenues and We May Never Generate Substantial Revenues or Be Profitable in the Future.. . . 4
(2) We Are Dependent on Key Personnel with No Assurance That They Will Remain with the Company: Losing Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success.. . . 4

(7) As There Is No Public Market for Our Shares, and No Assurance of a Public Trading Market Developing, Purchasers of Our Stock May Not Be Able to Sell Our Stock at a Profit.. . . 6
(8) Due to the Possibility of Highly Volatile Stock Price, Purchasers of Our Common Stock May Have to Sell the Stock at a Loss.. . . 6
(9) Because it May Be Difficult to Effect a Change in Control of M.C.F.T.Y. National Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.. . . 6
(10) Since We Are Selling up to 10,000,000 Shares of Our Common Stock on a Self-underwritten, "Best Efforts" Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence.. . . 7
(11) "Penny Stock" Regulations Might in the Future Adversely Affect the Resale of Common Stock.. . . 7
(12) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock, Should a Market Develop.. . . 8
(13) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices.. . . 8

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS 40

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date of this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding M.C.F.T.Y. National ("Us," "We, "Our," "National," "the Company," or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.
The Company
Our Business:	Our principal business address is 4894 Lone Mountain Road, Las Vegas, Nevada 89130. Our telephone number is (702) 658-1847.
We currently have no operating locations. We will be relying on the proceeds from this offering to fund a new location. We will provide business center services and pack-and-ship retail services to the Las Vegas market. From July 1, 2001 to July 1, 2002, we operated a 1,200 square foot business center/pack-and-ship storefront located in a large strip mall anchored by a national chain grocery store. In addition to our former storefront operation, we conducted a two month test beginning November 1, 2001 and continuing through December 31, 2001 with small kiosk operations in four (4) malls. Though we no longer operate these locations, they allowed us to test the Las Vegas market to determine the feasibility of developing upscale business centers with low cost pack-and-ship services targeting hotel guests and conventioneers. We have positioned ourselves to develop vendor relations and strategic alliances with hotel/casino companies located in Las Vegas, Nevada. Accordingly, we developed the concept of bringing together in one location a broad range of services and products to offer to the hotel/casino industry. These include a full range of business services typically found in small hotel business centers such as copying, fax service, Internet access, small word processing, and the use of a small conference room plus the more advanced services and products such as cellular telephone rentals, two-way radio rentals, advanced document preparation and dictation services, printing, binding, collating, laminating, money orders, MoneyGrams, and currency exchange. Additionally, we will offer a free package pick-up service for sending small (up to 69 lbs.) packages.
Our CUSIP number is 55272Q 10 7. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.
Our State of Organization:	We were incorporated in Nevada on May 22, 2000, as M.C.F.T.Y. National.

The Offering
Offering Terms:	Primary Offering
Our primary offering will consist of 10,000,000 shares of our common stock to be sold at $0.04 per share for a period of 120 days immediately upon effectiveness of the registration statement of which this prospectus forms a part. We may or may not extend the offering for a period up to ninety (90) days.
Resale Offering
The resale offering, or the sale by selling security holders will consist of 3,127,129 shares of our common stock already issued and outstanding. These shares will be offered at $0.04 per share and will commence immediately upon effectiveness of the registration statement of which this prospectus forms a part, except for those shares offered by our President, Diane J. Harrison. Ms. Harrison's shares will be offered only after the primary offering is complete. Affiliated shareholders will sell their shares at the primary offering price of $0.04 per share for the duration of the offering. Non-affiliates may sell their shares at prices lower than the primary offering price only if and when our securities become quoted on a securities market.
Number of Shares Being Offered:	Primary Offering
We are offering 10,000,000 shares of our common stock. Our President and sole Director, Ms. Diane J. Harrison, will be selling our stock as well as offering her shares for sale as a part of this registration. Ms. Harrison will be offering company stock at $0.04 per share prior to her offering her shares for sale. Ms. Harrison will sell her shares only when the primary offering is complete.
Resale Offering
The selling security holders want to sell up to 3,127,129 shares of common stock. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.
Number of Shares Outstanding After the Offering:	3,127,129 shares of our common stock are issued and outstanding. We have no other securities issued. If we sell all of the 10,000,000 additional shares we are registering, we will have 13,127,129 shares of our common stock issued and outstanding after the offering.
Estimated Use of Proceeds:	We will not receive any of the proceeds from the sale of those shares being offered by the selling security holders. We intend to use substantially all of the net proceeds from our sale of our common stock for offering expenses, equipment purchases, product inventory, store lease improvements, employee wages, and working capital.
Risk Factors:	For a discussion of the risks you should consider before investing in our common stock, read the "Risk Factors" section beginning on Page 4.

Selected Financial Data
Balance Sheet	As of December 31, 2002 (Audited)
Total Assets	$ 3,317.48
Total Liabilities	$ 65,786.09
Stockholders Equity	$ (62,468.61)

Statement of Operations	For the Year Ending December 31, 2002 (Audited)
Total Revenue	$0.00
Total Expense	$6,737.23
Income (Loss) from Continuing Operations	($6,737.23)
Other Income	($13,786.12)
Total Income (Loss) from Continuing Operations	($20,523.35)
Discontinued Operations	$17,126.42
Net Income (Loss)	($3,396.93)
Earnings per common share:
Net income (loss)	$0.00

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) We Have Incurred Substantial Losses from Inception While Realizing Limited Revenues and We Have No Current Revenue Sources and May Never Generate Substantial Revenues or Be Profitable in the Future.

For each fiscal year since our inception in May 2000, we have generated net losses. We have an accumulated deficit of over $3,300 as of December 31, 2002. We are in our development stage of operations and have historically generated limited revenues. We currently have no operational location and we can provide no assurances that our future operations will generate substantial revenues or be profitable in the future.

(2) We Are Dependent on Key Personnel with No Assurance That They Will Remain with the Company: Losing Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success.

The success of the Corporation will depend to a great extent on retaining the continued services of our President/Treasurer, Diane J. Harrison, as well as hiring and training additional employees. There is no assurance that Ms. Harrison will remain with the corporation due to the lack of an employment contract. If we lose our key personnel, our business may suffer. We depend substantially on the continued services and performance of Ms. Harrison and, in particular, her contacts and relationships, especially within the hotel/casino industry. Ms. Harrison is currently our sole Director. (See "Directors, Executive Officers, Promoters and Control Persons.")

(3) If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

The market for business center services and products is intensely competitive. We have limited operating history in business services. Our test period and losses showed the difficulty of penetrating Las Vegas for market share. Gaining customers will be difficult due to our competitors. We may not be able to compete due to a lack of volume incentives given by commercial shipping companies.

Our ability to increase revenues and generate profitability is directly related to our ability to compete with our competitors. We face competition in our market from competing technologies and direct competition from additional companies that may enter this market with greater financial, marketing and distribution resources than us. These greater resources could permit our competitors to implement extensive advertising and promotional programs, which we may not be able to match. We can provide no assurances that we will be able to compete successfully in the future.

There are no key natural resources critical to our operation, only key human resources. (See "(2) We Are Dependent on Key Personnel with No Assurance That They Will Remain with the Company" above.) There are critical relationships with commercial carriers, UPS, FedEx, D.H.L., and Airborne, that must be developed, and any interruption in these relationships could have a significant effect on our ability to compete effectively.

(4) If We Raise Only a Nominal or Limited Amount of Capital, We Will Not Be Able to Fully Implement Our Business Plan, Which May Result in Reduced Profitability.

In the event we raise only a limited or nominal amount of capital, our operations could be adversely affected. By raising a limited amount of capital we may not be able to fully implement our business plan in a manner that will maximize profits. Our ability to purchase equipment, lease store space, hire personnel, and purchase inventory will be limited, thereby reducing our profitability.

Business insurance and workers compensation insurance must be purchased. Working capital for daily operations is also necessary. Capital will be needed for further expansion, to meet competitive pressures, or to respond to unanticipated requirements. Without raising additional capital we may not be able to continue operations.

(5) We May Not Be Able to Fully Implement Our Business Plan Due to Our Lack of Operational Experience.

We are a development stage company with a limited operational history. We completed our initial eighteen months of operations on December 31, 2002. While the development of policies, procedures and operational methods have been completed, full implementation is not. We must raise capital, acquire property and other operating assets, and develop markets. We must train personnel, establish more sources of supply, and develop a research and development program.

In the development stage, our ability to increase revenues is dependent upon our development of additional locations and our negotiating competitive agreements with commercial shipping providers yielding greater discounts on shipping. We can provide no assurance that we will successfully obtain a significant market share or enter into agreements with commercial shippers resulting in economical shipping costs for our customers.

As a development stage company, we expect to utilize the funds received from the sale of these securities to expand sales. In the event that we achieve a rapid expansion of sales, such expansion could place significant strain on our management, operations and personnel. To manage the expected growth, we must expand and improve our existing management, operating, and financing systems. If we fail to expand and improve these systems in a timely manner, this failure could have a material adverse effect on our operations.

(6) Our Auditors Are Not Licensed to Practice in the State of Nevada., Our State of Incorporation.

Our auditors are licensed to practice in the State of Florida but are not licensed to practice in the State of Nevada. Thus, reliance on the information contained in the audited financials should be carefully considered in conjunction with the other information contained in this prospectus.

Risks Related To This Offering

(7) As There Is No Public Market for Our Shares, and No Assurance of a Public Trading Market Developing, Purchasers of Our Stock May Not Be Able to Sell Our Stock at a Profit.

Purchasers of these shares are at risk of no liquidity for their investment. Prior to this offering, there has been no established trading market for our securities, and there is no assurance that a regular trading market for the securities will develop after completion of this offering. If a trading market does develop for the securities offered hereby, there is no assurance that it will be sustained. We plan to list the common stock for trading on the OTC Electronic Bulletin Board. Such application will be filed with the NASD. We can provide no assurance that such listing will be obtained or that an established market for our common stock will be developed.

(8) Due to the Possibility of Highly Volatile Stock Price, Purchasers of Our Common Stock May Have to Sell the Stock at a Loss.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other business service providers or private pack/ship centers offering limited business services, announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business center services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

(9) Because it May Be Difficult to Effect a Change in Control of M.C.F.T.Y. National Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

Diane J. Harrison, President and Treasurer, holds approximately 84% of our outstanding voting stock. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. Ms. Harrison has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs. (See "Directors, Executive Officers, Promoters and Control Persons" and "Security Ownership of Certain Beneficial Owners and Management.")

(10) Since We Are Selling up to 10,000,000 Shares of Our Common Stock on a Self-underwritten, "Best Efforts" Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence.

We are selling up to a maximum of 10,000,000 shares of our common stock on a self-underwritten, "best efforts" basis. As a result, purchasers of our common stock will not have the benefit of an underwriter's due diligence, whose task is, among others, to confirm the accuracy of the disclosures made in the prospectus.

We are less likely to sell the shares we are offering on a self-underwritten, "best efforts" basis than if we were selling the shares through an underwriter.

By selling our stock on a self-underwritten, "best efforts" basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake our own best efforts to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to the research and development of our business centers, and we may not be able to successfully proceed with our plan of operations. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment. (See "Plan of Distribution.")

(11) "Penny Stock" Regulations Might in the Future Adversely Affect the Resale of Common Stock.

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below

$5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

(12) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock, Should a Market Develop.

The 3,127,129 shares of common stock owned by the selling security holders will be registered by the Registration Statement of which this prospectus is a part. The selling security holders, except for our President, Ms. Diane J. Harrison, may sell some or all of their shares immediately after they are registered and some (those shareholders not affiliated with us) may sell their shares at prices lower than the registered price.

Our ability to raise additional capital through the sale of our stock may be harmed by competing re-sales of our common stock by the selling security holders. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. Management recognizes that this risk of reduced market price due to re-sales of our common stock exists and, nonetheless, remains committed to seek quotation for the stock.

(13) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices.

We regard the protection of our proprietary information as critical to our future success. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how or violate our rights, it could materially and adversely affect our business. Without the advantage of our unique position in the business market, other businesses could attract customers away from us, resulting in reduced profits and stock prices.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by M.C.F.T.Y. National described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a) an abrupt economic change resulting in an unexpected downturn in demand;
(b) governmental restrictions or excessive taxes on imports and exports
(c) over-abundance of companies supplying business center products and services;
(d) economic resources to support the retail promotion of new products and services;
(e) expansion plans, access to potential clients, and advances in technology; and
(f) lack of working capital that could hinder the promotion and distribution of products and services to a broader based business and retail population.

USE OF PROCEEDS

Upon the effectiveness of the registration statement of which this prospectus forms a part, a portion of our outstanding shares of common stock will be eligible for resale under the Securities Act. There is no minimum amount of shares that must be sold during this offering. We do not know the specific amount that will be raised by this offering. All funds raised will go directly to our current bank account. While we will bear the expenses of the registration of the shares, we will not realize any proceeds from any actual resale of the shares of the selling shareholders that might occur in the future. The selling shareholders will receive all proceeds from their resale. We will, however, realize the proceeds from the sale of the registration of 10,000,000 shares to be sold in the over-the-counter market at $0.04 per share. After offering expenses are paid from our sale of all of the 10,000,000 shares of our common stock offered, we estimate that the net proceeds will be $385,900.

In the event we raise only a nominal amount from the sale of our securities, $25,000 or less, the purchasers of the shares will not have the option of the shares being purchased back to treasury and we will use the proceeds to pay the offering expenses and any remaining funds will be used as working capital.

We will use all of the net proceeds for general corporate purposes, including the costs of this registration, equipment and inventory purchases, store lease improvement, personnel wages, and working capital. The approximate amounts we intend to expend for each purpose is set forth in Table 1.0 below. Any potential lease payments for store space are included in store lease and improvement. Any potential lease payments for equipment acquisition are included in equipment and inventory purchases.

Presently management is anticipating funds being used for lease payments for space for the business center; equipment purchases of a compact car, computers, copiers, postage meters, laminators, binders, cellular telephones and two-way radios; inventory purchases such as stationary and office supplies (includes establishing and maintaining an acceptable level of product inventory for sale to the public); miscellaneous office supplies, furniture and equipment necessary to support the storefront operation (such as, cash registers, tables, chairs or other similar items); store improvements such as merchandise shelving, customer counters, and in-store kiosk construction/modification; and employee wages. The following table shows anticipated use based on raising varying amounts of capital.

Table 1.0 Capital Allocation for Proposed New Location

Amount of Capital Raised	Offering Expenses	Equipment & Inventory Purchases	Store Lease and Improvement	Employee Wages	Working Capital
$25,000.00	$14,100.00	-0-	-0-	-0-	$10,900.00
$100,000.00	$14,100.00	$40,000.00	$25,000.00	$11,000.00	$9,900.00
$200,000.00	$14,100.00	$115,000.00	$25,000.00	$30,000.00	$15,900.00
$300,000.00	$14,100.00	$190,000.00	$25,000.00	$50,000.00	$20,900.00
$400,000.00	$14,100.00	$279,000.00	$25,000.00	$50,000.00	$31,900.00

The above table refers to the use of proceeds being used exclusively for our new location. Locations presently under consideration in Las Vegas, Nevada all require interior and exterior modifications to conform to the specific requirements of the company. Interior walls, floors, restrooms, counters, shelving, and exterior entrances and signage must all be completed with our store lease and improvement allocation.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise capital. The offering price bears no relationship whatsoever to our assets or earnings. The following were among factors considered:

(a) Our lack of operating history,
(b) The proceeds to be raised by the offering,
(c) The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders,
(d) Our relative cash requirements, and
(e) Our management expertise.

DILUTION

The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

The net tangible book value of our common stock as of December 31, 2002, was ($62,468.61) or approximately ($0.02) per share. After giving effect to the sale of all of the 10,000,000 shares of our common stock at a price of $0.04 per share, net tangible book value as adjusted would be $337,531.39 or $0.0257 per share. The result would be an immediate increase in net tangible book value per share of $0.0343 to existing stockholders and an immediate dilution to new investors of $0.0143 per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table shows dilution per share based on raising varying amounts of capital from the offering:

Table 2.0 Dilution Versus Shares Sold

Amount of Shares Sold	Dollar Amount Raised	Dilution Per Share
1,000,000	$ 40,000	$ 0.0346
2,500,000	$ 100,000	$ 0.0333
5,000,000	$ 200,000	$ 0.0231
7,500,000	$ 300,000	$ 0.0176
10,000,000	$ 400,000	$ 0.0143

The above table reflects an immediate decrease per share for purchasers of shares of stock offered in this offering. Because of the negative net tangible book value of the current stock, there is greater dilution on smaller amounts of capital raised. Raising minimal capital provides a dilution of $0.0346 per share to new shareholders. Minimal dilution for new purchasers does not occur until the entire offering is sold. At 10,000,000 shares sold the dilution to new shareholders is only $0.0143 per share.

The following table provides information on the amount paid per share for existing shareholders and the percentages of stock held and the percentage they will hold in the event this entire offering is sold.

Table 3.0 Dilution Comparison of Current Versus New Shareholders

Amount of Securities Sold	Price Paid By Current Shareholders (1)	Percent of Consideration Paid By Current Shareholders	Percent of Securities They Will Own After This Offering	Percent of Consideration Paid By New Shareholders	Percent of Securities Owned By New Shareholders
$40,000.00	$0.0053	29.43%	75.77%	70.57%	24.23%
$100,000.00	$0.0053	14.30%	55.57%	85.70%	44.43%
$200,000.00	$0.0053	7.70%	38.48%	92.30%	61.52%
$300,000.00	$0.0053	5.27%	29.43%	94.73%	70.57%
$400,000.00	$0.0053	4.00%	23.82%	96.00%	76.18%

(1) This is the average of the stock issued divided by the paid-in-capital. Ms. Harrison actually paid an average of $0.0265 per share for her additional paid-in-capital.

In the future, we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors, and consultants under our stock option plan, all of which may further dilute our net tangible book value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 3,127,129 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. The sale of these shares may be at prices lower than the primary offering price and may have an adverse effect on the sale of shares in the primary offering.

We intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements, which restricts our ability to pay cash dividends.

We have ten (10) stockholders of record of our common stock as of January 31, 2003.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

Trading in our common stock will be subject to the "penny stock" rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. In addition, unless an exception is available, the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market prior to any transaction. Further, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage them from transactions in our common stock, which could severely limit the market price and liquidity of our securities.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 3,127,129 of the 3,127,129 shares of our common stock issued to them. The selling security holders may offer for sale such shares of our common stock from time to time in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from such sales. The resale of the securities by the selling security holders is subject to the prospectus delivery and other requirements of the Securities Act. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.Table 4.0 Selling Security Holders

Name of security holder	Shares beneficially owned prior to registration	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete (1)	Position, office or other material relationship to the company (if any) within last three years
Diane J. Harrison	2,630,004	2,630,004	0.00%	President, Treasurer, Director(2)
Lesley S. Sanders	60,000	60,000	0.00%	Wife of the former Secretary (3)
Robert Bedore	40,000	40,000	0.00%	Consultant on Business Plan Prior to Incorporation
Heidi Horvath	2,500	2,500	0.00%	Employee
Bianca Garnes	2,500	2,500	0.00%	Employee
Lita Fice	2,500	2,500	0.00%	Employee
Joseph Scutero	5,000	5,000	0.00%	Consultant
Robert Rihel	5,000	5,000	0.00%	Consultant
Robert Leibig	5,000	5,000	0.00%	Consultant
The Rogich Communications Group (4)	374,625	374,625	0.00%	Consultant
(1) The percentage held in the event the Company sells all of the 10,000,000 shares in the Primary Offering and the Selling Security Holders sell all of the 3,127,129 shares in the Resale Offering.
(2) Ms. Harrison has sole and dispositive rights over her shares.
(3) Lesley S. Sanders, wife of our former Secretary, as all other selling security shareholders, has sole voting and dispositive rights over her shares.
(4) Mr. Sig Rogich is the beneficial owner of the shares issued to The Rogich Communications Group.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders may be deemed an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.

PLAN OF DISTRIBUTION

Primary Offering

We are registering 10,000,000 shares of our common stock, which will be offered and sold on a "best efforts" basis by us at $0.04 per share during the duration of this offering, using our officers and directors. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. Our common stock is not currently listed on or traded in any national quotation medium. The offering price of $0.04 per share is based upon the decision of the current management team. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason.

There can be no assurance that we will sell any or all of the offered shares. In the event we do not sell sufficient shares to raise enough capital to open, equip, and staff a fully operational store, we will open a small packing/shipping center adjacent to the Las Vegas strip targeting hotel guests and conventioneers.

Resale Offering

The selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed, in the over-the-counter market, in privately negotiated transactions or otherwise. Affiliated selling security holders will offer their shares at the fixed price of $0.04 per share during the duration of this offering and will continue to do so in the event our securities are quoted on a securities market. Non-affiliated selling security holders will sell their shares at the fixed price of $0.04 per share until the securities become quoted on a securities exchange. Thereafter, they will sell their shares at market prices or in negotiated private transactions. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders.

As a part of this registration, Ms. Diane J. Harrison, as our President and sole Director, will be selling our stock and, as a selling security holder, she will be offering her shares for sale. Ms. Harrison will be offering Company stock at $0.04 per share. As an affiliate, Ms. Harrison will sell her shares at the fixed price of $0.04, only after the Company's primary offering is complete.

The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
(c) privately negotiated transactions;
(d) short sales;
(e) through the distribution of the shares by the selling security holder to its partners, members or stockholders;
(f) one or more underwritten offerings on a firm commitment or best efforts basis; and
(g) any combination of any of these methods of sale.

The selling security holders may also transfer their shares by gift.

The selling security holders have made no underwriting arrangements with respect to the common stock and we have no agreements or understandings with any broker or dealer for the sale of the shares. A selling security holder may determine to use a broker-dealer in the sale of its shares and the commissions paid to that broker-dealer, if any, shall be determined at that time.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by the registration statement, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF BUSINESS

Business Development

We were in the business of providing retail business center products and services in a storefront location in a neighborhood strip mall and are now in the process of establishing a new location more conveniently located to our target market, the Las Vegas Strip and Convention Center. We were incorporated as M.C.F.T.Y. National on May 22, 2000 under the laws of the State of Nevada having the "stated" purpose of engaging in any and all legal activities desired to support the business and the "unstated" purpose of operating some form of business center. We stated no specific corporate purpose to allow management discretion in either purchasing assets from an ongoing business or purchasing or leasing new assets. Prior to and since incorporation, we developed our business plan for operating business centers. We have never been nor are we currently a party to any bankruptcy, receivership, or similar proceeding.

Due to the large convention business in Las Vegas, Nevada, the purchase of a business in Las Vegas was pursued. Research through the Internet and business brokers in Las Vegas led management to the Post Express, a "d/b/a" operated by Next Day Business Cards and Rubber Stamps, Inc. and located in a neighborhood strip mall. Next Day Business Cards and Rubber Stamps, Inc. had converted what was originally a retail mailbox rental store into a printing/rubber stamp store.

One of the primary factors in the decision to purchase some of the assets of Next Day Business Cards and Rubber Stamps, Inc. was the length of time it had operated at the same location. Even though they operated as a printing/rubber stamp store, we believed the conversion to a retail pack and ship center or a business center could be easily accomplished. One of the assets of Next Day Business Cards and Rubber Stamps, Inc. was the fictitious name registration for the Post Express. Having operated for over six (6) years at the same location prior to our purchase of some of the assets, we believed customer support would be strong under a new owner. An informal survey of the businesses located in the same strip mall as Next Day Business Cards and Rubber Stamps, Inc. indicated there was name appeal and some good will that was worth pursuing.

A major factor in the to the decision to pursue the purchase some of the assets of Next Day Business Cards and Rubber Stamps, Inc., was the fictitious name "Post Express" and the length of time operating as "Post Express" at the same location. As discussed above, we believed that the name Post Express was catchy and would have customer appeal. Our research on trademarking the name indicated that we should be able to use this name in a national advertising and marketing campaign.

The negotiated price was based upon research of other assets for sale of companies in the same industry that were similarly situated. While the price was lower than the current market price for other similar assets, we attributed this to the lack of maintenance and use by the previous owners.

The Clark County, Nevada business license department records verified that Next Day Business Cards and Rubber Stamps, Inc. had indeed been in business since 1995. Furthermore, a search of the Clark County records found no past or present litigation against the former owners. Through discussions with other store owners in the strip mall, we learned that the prevailing opinion was that the owners lacked the "customer comes first" approach necessary to operate a retail business and that prospective purchasers of the assets never pursued any purchase due to the amount of effort needed to overcome this negative history. However, we believed that with Diane J. Harrison's prior experience in business center operations, with the name appeal of "Post Express," and with underpriced assets, we could begin to implement our business plan.

This led Michael J. Daniels, husband of the President, Diane J. Harrison, to contact the business broker who had the business listed for sale. The business listed for sale was Next Day Business Cards and Rubber Stamps, Inc. None of the prior owners in Next Day Business Cards and Rubber Stamps, Inc. were known to Mr. Daniels or Ms. Harrison, and the broker functioned as agent for both buyer and seller. In the interest of the Company securing the purchase of some of the assets of Next Day Business Cards and Rubber Stamps, Inc., Mr. Daniels handled the negotiations at the direction of Ms. Harrison. While Mr. Daniels handled the closing and signed the closing document, the funds for the purchase came from Ms. Harrison in the form of a loan to the Company. Consequently, on June 29,

2001 and for the negotiated and agreed upon price of $55,000, we purchased some of the in-store assets and inventory along with the fictitious name registration and any good will attached to the name "Post Express."

No liabilities were purchased or assumed. The closing documents were prepared by a business broker, not legal counsel. Thus, our closing documents did not disclose properly that this was strictly an asset purchase. We did not purchase any of the operational methods or the books and records of the corporation. We did not assume any of their obligations or have our name placed in their stead on a lease of the premises. We did not assume their federal tax ID number (nor did they assume ours). Because this was an asset purchase only, no merger or acquisition documents were prepared and filed with the State of Nevada as required by law for a business combination. There was no equity exchange between the parties. There are no common officers, directors or employees of the companies. And, we did not continue with any of their operations.

The funds for the purchase came in the form of a no interest loan from the President/Treasurer and sole Director, Diane J. Harrison. (See Financial Statements.) There are no records of any business operations during the period from May 22, 2000, when we were incorporated, through June 29, 2001, when the asset purchase was completed. We did not engage in any material operations from May 22, 2000 through June 29, 2001 other than the development of the business plan.

We purchased assets in the following major business categories:
(a) Two (2) Copiers
(b) One (1) Binder
(c) Two (2) Laminators
(d) Two (2) Point of Sale System
(e) Two (2) Computers
(f) One (1) Large Floor Safe
(g) 100 Mailboxes
(h) Two (2) Fax Machines
(g) Two (2) Key Machines
(h) Various Office Furniture
(i) Retail Inventory
(j) Fictitious Name Registration
(k) Limited Customer List

Former Store Operations

On July 1, 2001, we commenced storefront operations under new ownership. The store occupied a 1,200 square foot space in a strip mall with a large national chain grocery store as the anchor. It was in an upscale neighborhood with an expensive country club surrounded by several upper middle class subdivisions. As this is a newer part of town, the strip center is only about nine (9) years old.

There were two competitors approximately one-half mile away located on opposite sides of a major thoroughfare. Their foot traffic is primarily drawn from a residential area adjacent to what was our neighborhood. We were physically located at the corner of two four-lane thoroughfares, one an east-west axis and the other a north-south axis.

The primary products and services in our storefront operation were parcel packaging, postage, and shipping through the United States Postal Service ("USPS"), UPS, FedEx, D.H.L., Airborne and commercial carriers where necessary, copying, binding, laminating, document preparation, file printing, computer rental with Internet access, Travelers Express money orders and MoneyGrams, and mailbox rentals (where customers rent mailboxes in our store and authorize us to receive their mail and other shipments at the store address). As we were a commercial mail receiving agency, we had several small businesses as mailbox holders that posted their business licenses in the store. This is a physical commercial property and is not permitted for any use other than commercial retail.

Being a retail store in a strip mall, we depended heavily on both drive-in and foot traffic. The use of flyers hand-delivered and placed on autos, small ads in homeowners newsletters, and word-of-mouth were the primary methods of advertising.

To determine the feasibility of operating full service business centers in various Las Vegas locations, we conducted a beta test. By November 2001, we were operating five (5) Las Vegas locations: a satellite kiosk or cart in each of the four (4) major Las Vegas area shopping malls plus the original retail store located in a neighborhood shopping center. The first week in December 2001, the two mall carts were closed due to poor results. The remaining three locations continued operations until December 31, 2001 when the two mall kiosks were closed, leaving the retail store as the only operating location.

During the fiscal year ended December 31, 2001 we derived revenues from operations in the main retail store as well as the four (4) satellite locations. We believe the tragedy of September 11, 2001 caused an economic slowdown that resulted in less disposable income to the general population. Thus, consumers were spending less and shipping less during the holidays, thereby adversely impacting our operations. In addition, the overall unemployment rate had and may continue to have a significant and adverse impact on our revenues and income.

In April of 2002 we were supplied a loan, interest free and payable when the company had sufficient revenues, from a friend of management. This was due to the fact Ms. Harrison was suffering an exacerbation of her multiple sclerosis and operations at the store were suspended until Ms. Harrison could go back to work. This was causing a financial strain on the company as well as Ms. Harrison. In order to alleviate this difficulty, management determined it in the best interests of the company to sell some of the assets of the store and turn the loan into a down payment on the sale of some of the assets and to carry the balance of the purchase price over time. This became effective July 1, 2002.

Prior to our filing the Registration Statement of which this prospectus forms a part, we met with several people to whom we supplied our business plan. After reading our plan and visiting our former store, they indicated their interest in investing in our company based on our concept of retail business center operations. We offered no stock for sale and did not solicit offers and accepted no offers from anyone. It was agreed that we would file a registration statement with the United States Securities Exchange Commission ("SEC") to fully comply with securities laws to protect both the company and potential investors.

Management selected the SEC's Form SB-2, which according to the rules and regulations provided for a more simplified procedure for registration for small issuers. As this was the first time for filing a registration statement for management, the length of time to become effective was mis-judged.

Due to 1) our error in determining our effective date, 2) our determination that operating multiple locations will be difficult until management is more experienced, and 3) the financial burden of supporting two locations, management decided to sell the storefront location on Lone Mountain Road. This is allowing management the time and funds necessary to begin to secure, remodel, and equip the new location in a manner consistent with the business plan.

As a result of the sale of the business on Lone Mountain Road, we have reduced our monthly expenses. We no longer have rent payments or payments for the various utilities and suppliers of shipping services. At the same time, our revenue stream has stopped. Management will rely on the current cash position to sustain the business. The company can sustain its minimal operations for some time due to the decrease in operational expenses. It cannot however, move forward with the new location until additional funds are obtained.

Part of our former store at 4894 Lone Mountain Road was a retail mailbox store, which offered many services, including mail box rental. This means each box holder filled out a USPS Form 1583, "Application for Delivery of Mail Through Agent," which authorized the store to receive the box holder's mail. Many of the box holders were businesses, including M.C.F.T.Y. National, International Merger Consultants, and Laguna Pacific Partners. Mr. Daniels, the husband of our President, Diane J. Harrison, formed a corporation called Post Express Convention Services ("PECS"); he has also authorized the store at 4894 Lone Mountain to receive PECS mail. PECS was formed by Mr. Daniels to provide services to the same industry but is not to be considered a competitor due to the nature of the services this company will provide. It is probable that PECS will be a source of business for our location. Ms. Harrison is the Treasurer of PECS, however, we do not believe there is a conflict of interest for Ms. Harrison. Post Express Convention Services, doing business as PECS Fulfillment Services, provides fulfillment services (i.e., credit card processing, telephone order processing, and packaging and shipping for e-mail and telephone orders of client products). We believe that there is potential for the shipping aspect of PECS's business to be referred to us. While a portion of PECS's business is product packaging and shipping, its client base (product manufacturers) is sufficiently different from our client base (conventioneers and hotel guests) that we do not consider them a direct competitor.

Proposed New Location Operations

Fully-Funded Operations

Faced with the prospects of continued financial weakening as a result of the economic and political climate, we began to explore alternative opportunities available to us. We devised a strategic plan to focus in the area of package shipping for hotel guests and conventioneers rather than mall customers in order to enhance growth and achieve long-term profitability. As a result, we began an operational plan to compete in the Las Vegas, Nevada market targeting the conventioneer and hotel-guest pack-and-ship business. Consequently, we hope to open Las Vegas' first full-service pack-and-ship business center late in the third quarter of 2003.

Our full-service business center will offer the following products and services:
(a) Packing and shipping small packages via UPS, FedEx, D.H.L. and Airborne

(b) Complete United States Postal Service ("USPS") services including postage, stamps, and shipping
(c) Private mailbox rentals
(d) Copy
(e) Binding and laminating
(f) Domestic and international fax service
(g) Retail sales of office supplies
(h) Cellular telephone sales and rentals
(i) Two-way radio
(j) In-store computer rental
(k) Computer generated file printing
(l) Printing business cards, letterhead and envelopes
(m) Custom banners
(n) Personal assistants for dictation
(o) Interpreters
(p) Convention exhibitor hostesses
(q) Free package pick-up from hotels along Las Vegas Boulevard (the "Strip")
(r) Drive-up window service
(s) Money orders and MoneyGrams
(t) Currency exchange

The primary delivery of products and services will be through a retail storefront location convenient to the Las Vegas Convention Center and the Las Vegas Strip resorts. The newly developed service of free package pick-up will be performed by employees called the "Post Express Fly Girls." This service was developed to gain a competitive edge in the business services market. To the best of our knowledge, none of our competitors have tried to implement a free package pick-up service in any of the hotels in Las Vegas. We believe another unique service to be offered is our drive-up window feature for package drop-off. Our research in the Las Vegas market has not found this feature being offered previously.

Commercial mail receiving agencies such as Mailboxes Etc. ("MBE") and PostNet are in an industry that is maturing. By creating specialty services such as drive-up window and free package pick-up we believe we can place our company at the leading edge of a new sub-industry. While most retail mailbox outlets such as MBE and PostNet offer package shipping, our research through various newspapers, business publications and magazines leads us to believe that drive-up window service for package drop-off and free package pick-up are new sub-industry services not commonly provided elsewhere and should be well received by the consumer. MBE and PostNet now offer package assistance curbside for customers if they request it. A natural extension of this service is to create actual drive-up window service for drop-off.

Our survey here in Las Vegas shows a limited number of hotels with in-house business centers. While they may have a small center, the services are minimal and offered only during limited hours. Our research with UPS, FedEx, D.H.L., and Airborne and through records available at the Las Vegas Convention Center leads us to believe that there is virtually an unlimited market potential for our services. By standing in front of the Las Vegas Convention Center ("LVCC") and directly canvassing the conventioneers, we learned that they are willing to go to a store a short distance from the LVCC if the store provided more convenient access to all the services they need at more moderate prices.

Comments received regarding the poor service, high prices and long lines at the LVCC lead us to believe we are targeting the right market. By locating in a stand-alone building on the same street as the LVCC (Convention Center Drive), we feel we can take advantage of our convenience and offer better prices to thousands of weekly walk-by conventioneers. By offering more services, longer hours, better pricing, and a free package pick-up, we believe we will create our own niche beginning in the Las Vegas market.

The core business in our center is packing and shipping. There are hundreds of thousands of packages that are shipped annually by conventioneers and hotel guests in Las Vegas. The high prices charged at the Las Vegas Convention Center are due in part to the high rent paid at this facility. By locating just blocks from the center, and on a thoroughfare where the conventioneers pass, we should have excellent visibility of our store and the special package drop-off window. Las Vegas is a city created on convenience and we believe will our services of package drop-off and free package pick-up capitalize on this factor.

The facilities currently under consideration are one free-standing location (approximately 3,000 square feet) and one small strip-mall location (approximately 8,000 square feet). They are both located in high visibility and high vehicle and foot traffic areas on Convention Center Drive. Convention Center Drive is a major connector between the Las Vegas Convention Center and Las Vegas Boulevard (the "Strip"). As of the date of this latest filing, both of these locations are still available and under consideration. We have had preliminary discussions with the owners of each location regarding the cost per square foot and tenant concessions. Until our registration statement becomes effective, however, serious negotiations will not begin.

We do not need to have a contractual relationship with UPS, FedEx, D.H.L., Airborne, or commercial carriers. Service by each carrier is provided and billed weekly. Commercial shipments are always paid in advance so we do not anticipate needing any specific contract with these shippers. The suppliers of materials needed for shipping - packing material, boxes, paper products, bubble wrap, tape, and dispensers - have already been researched for pricing and delivery time. Our current suppliers are paid at the time we order product to avoid having too many open credit lines. To ensure quality in our shipping supplies, we use only those approved by UPS, FedEx, D.H.L., Airborne, and commercial carriers.

We plan to utilize employee leasing companies in the same manner, i.e., without a contractual relationship, for manpower. This will allow us to shift the burden of payroll taxes and workers compensation insurance to the employee leasing company. As a result of September 11, 2001, business liability insurance and workers compensation insurance premiums have skyrocketed. We were declined workers compensation insurance by three insurance carriers due to the anthrax scares after September 11, 2001. As a result, the workers compensation insurance we obtained was through a high-risk insurance pool in the State of Nevada. This is one of the factors being used to compare utilizing an employee leasing company versus hiring by the company.

The only agreements of any kind are the monthly service agreements for in-store copiers. These are for $50.00 per month per copier for a total of $100.00 monthly for the first 2,500 copies on each machine. After 2,500 copies on each machine we are billed at $0.10 per copy.

The implementation of our full business plan is estimated to take approximately 18-24 months. Once we secure sufficient funding, implementation will begin immediately. We expect 30 days to an outside of 45 days from build-out to open and fully operational. Relying on the expertise of current management, the initial products and services will be offered immediately. We anticipate that the learning curve for new employees is around 30 days. We know from our prior experience, specifically Ms. Harrison's, that "fully operational" is accomplished within a 4-6 month period. Because of the addition of drive-up and package pick-up services, we are extending this schedule to 18-24 months. This will allow us to refine our sales and marketing and our actual operating procedures for these two unique services. This implementation assumes that we will sell the entire 10,000,000 shares being offered and will have net proceeds of approximately $385,900.

We have considered expanding into other locations. Specifically, we have looked at cities with major convention business, such as Atlanta, Georgia, and Orlando and Tampa, Florida. At this time, however, we believe it is in the best interest of the Company to focus on the Las Vegas location, learn from its successes and failures, before pursuing another location.

Limited-Funding Operations

In the event we raise limited funds from this offering, our new full-service location will be in jeopardy. Reduced funding will limit the range of services we can offer as well as our ability to establish a new store convenient to the convention center. In this event, we would implement the strategy of operating from a much smaller location (around 1000 square feet) near the Strip and would offer strictly pack-and-ship services in this location and package pick-up and shipping for the hotels within our service area (only Strip hotels) for conventioneers and hotel guests. We have made no public announcement regarding our implementation of package pick-up and shipping. Our prior discussions with hotels has been on a confidential basis and, to the best of our knowledge, public dissemination of our proposed service has not been made. The competition for the physical pack-and-ship store would be the MBE, PostNet, and other neighborhood mailbox stores convenient to the Strip. We know of no competition for the package pick-up and shipping service. Due to the nature of this business (it is service rather than product oriented), we would not be dependent on any raw materials. Our targeted customer base, Las Vegas conventioneers and hotel guests, are not few, however, another "September 11, 2001," event could adversely affect the Las Vegas tourism industry and, consequently, our business. We would not require any special government approvals for our services, there is no current or pending legislation which would impact our offering these services, and a small pack-and-ship-and-pick-up center would have no environmental regulations with which to comply. The services can be implemented by the current officers and, when financially feasible, will be performed by the "Post Express Fly Girls." We have determined that the capital to begin these limited operations is minimal and could in fact commence with as little as $15,000.00. The main capital needs would be for leasing appropriate space, shipping supplies such as boxes, tapes and packing materials, metering equipment for postage and basic office supplies and equipment. We would allocate $5,000 for our space requirements (rent, deposit, and remodeling); $7,000 for shipping and packing materials (boxes, tape, and bubble wrap); and $3,000 for general office supplies and equipment (computer, scales, desk, and stationary supplies). The space requirement would be a retail frontage with a drive-up rear door for the commercial carriers such as UPS and Fedex. Our experience in our former location has provided us with sources for purchasing the necessary supplies locally and at reduced cost to increase margins. In the event we do not raise $15,000, we will seek private sources of funding (such as local banks or the Small Business Administration) for the project. We would expend funds for presentation of the business plan to groups of accredited investors. We would research possible funding through venture capitalists as well as conventional lending sources such as banks and union pension funding.

Our Competition

There is currently a limited competitive market for full service business centers targeting conventioneers and hotel guests. However, the business center market, as a whole, is characterized by intense competition with a large number of companies offering or seeking to develop services and products that will compete with those that we are seeking to develop and offer.

Currently there are companies such as Mailboxes Etc., PostNet, USA Host, and various contract business center providers operating in the Las Vegas market. With over seventy-five (75) locations between these three major companies, we had to develop unique services and pricing to gain what we believe will be an edge in this market.

Mailboxes Etc., PostNet, and USA Host operate from retail storefront locations or locations open to conventioneers. Mailboxes Etc. and PostNet operate from stores located in retail shopping centers while USA Host operates directly from the Las Vegas Convention Center. Due to their fixed locations, these stores will not have the physical store layouts to offer a drive-up window service. Their stores are located within the centers in between other retailers preventing them from building drive-up windows. By locating our store in a free-standing building or at the end of a strip mall, we can accommodate a drive-up window.

Our competitors have been incorporating more and more convenience into their services by offering free pick-up of small jobs for copies, binding, laminating and document preparation. To this end, we will be expanding these to include package pick-up services. It is this area that we believe will provide us with the ability to gain market share rapidly.

Our competitors are not only larger than we are, they also have more capital. They advertise heavily and we will have a limited advertising budget. They also have more working capital than we do. These competitors franchise operations as well as run company stores. This diversity gives them the ability to open and close stores based on their financial performance. This eliminates poor performers and spreads the financial risk for the company.

Proprietary Rights

The company filed trademark applications with the U.S. Patent and Trademark Office ("USPTO") on both the "Post Express" (USPTO Serial Number 76324831) and the "Post Express Fly Girls" (USPTO Serial Number 76324830) names. Both applications have been approved by the examining attorney for publication for opposition. You may review the status of the applications by using these serial numbers to search the Trademark Electronic Search System ("TESS") at the USPTO web site, http://www.uspto.gov/.

Our Employees

We currently have no full time paid employees. Our President, Diane J. Harrison, currently provides the strategic direction and the necessary labor to support our operation. Prior to running the Post Express, Ms Harrison did have prior experience as the President of the Business Resource Center, a small business center in Las Vegas, Nevada, where she provided mailbox rental services, FedEx and UPS services, and fulfillment services. (Fulfillment services are the purchase order processing and the packaging and shipping of products ordered via televised commercials.) Ms. Harrison has committed to providing to the Post Express her services at a minimum of forty (40) hours a week. While our President, Ms. Harrison has a relapsing-remitting form of multiple sclerosis, it is not anticipated that this will have any impact on our new location. With regular full time employees and a general manager available there should be no interruption in store operations. At our former location on Lone Mountain Road Ms. Harrison was our sole employee and needed to work twelve hour days that were fatiguing to her during a flare. Our proposed location will not require the long hours standing and should not have an impact on her ability to perform even in the event she suffers an exacerbation.

We currently have no key employees, other than Diane J. Harrison our President/Treasurer and sole Director. Ms. Harrison is receiving no pay or other stock benefits for her performance. The business plan calls for the implementation of a salary of $4,000.00 per month for Ms. Harrison upon completion of the primary offering and at least $300,000 in capital is raised. Ms. Harrison will receive this salary only when a fully operational store has been opened. She will receive a lower salary if only $200,000 in capital is raised ($3,000.00 per month) and no salary if less than $200,000 is raised. Ms. Harrison is the current Treasurer of Post Express Convention Services, doing business as PECS Fulfillment Services. This company supplies fulfillment services (i.e., credit card processing, telephone order processing, and packaging and shipping for e-mail and telephone orders of client products).

There are no key consulting contracts with any individuals or companies at this time.

When the beta test was fully operational, the company had six (6) temporary full-time employees and utilized contract labor to support the remote sites. We no longer have the "Fly Girls" on our payroll as we did in the fourth quarter of 2001. We will, of course, compensate employees and management when our new store is operational and generating revenue. This will be as payment for regular employee-at-will status and as such we have no agreements in writing for any compensation for any employees.

The business plan calls for the company to utilize an employee leasing company for full-time employees when the new storefront becomes operational. Key employees such as a Chief Executive Officer, Chief Financial Officer, and Operations Manager will be hired independently of the employee leasing company. We are also actively seeking to attract 2-3 individuals to function on our Board of Directors. We believe that individuals with a background in the travel/leisure/hotel business with strong leadership and customer relations skills could fit our needs. We are trying to find someone with a specific background in the retail mailbox, pack/ship store industry. The opportunities most associated with business centers typically attract people from these industries. We are talking to several people with experience opening business centers in hotels. It is this strategic experience that we believe will allow us to fully develop our concept. By using an individual with prior business center design and operations we hope to avoid some of the typical overbuilding problems.

As a result of Ms. Harrison's contacts in Las Vegas' hotel industry, two people in particular were brought to the attention of management. Both have worked with Las Vegas hotels extensively for several years and one has in fact actually been responsible for opening two business centers in hotels. Discussions on a preliminary basis have been started. We have not held any discussions as to offers, exact position, duties, responsibilities, and remuneration with either.

The Las Vegas market has an abundance of qualified personnel that would fit a business centers employment needs. Due to the large hotels and their trained staffs there is a good personnel pool from which to draw. Customer service personnel are hired and trained by credit card companies as well as telephone center operations here in Clark County and this provides us with an additional source of potential quality employees. Store employee needs may be provided via an employee leasing company. While we have not discussed anything with any particular company, our accountants advise us that using an employee leasing company may be a method for us to save money.

Although there is a lot of information to learn regarding each carrier's packing and shipping requirements and abilities, we will be using one of the major software packages designed specifically for pack and ship centers, such as PC Synergy, which greatly simplifies the process. This software contains pack and ship pricing for all the carriers, takes the weight and destination and calculates rates and provides a rate comparison, prints the label for the carrier of choice, uploads the data on the package to be picked up to the respective carrier, and automatically adds the price of shipping to the cash register total. Thus, employees need only learn to use the software, greatly reducing the learning curve and the potential for shipping, packaging, and billing mistakes.

While we will be renting time on computer terminals and offering in-store hi-speed Internet access, we do not believe that we will have a need for employees with anything more than good computer user skills. We will not be offering any specialized computer programming or computer technical services.

We believe that the one group of employees that will be unique to our service offering is the "Post Express Fly Girls." This is a group of young women that will go directly to the hotel and pick-up packages from hotel guests and conventioneers. They will be equipped with small portable scales for weighing parcels and wireless credit card processors for payment. Customers can e-mail us at our <lvpostexpress@aol.com> address with the request for package pick-up. If the customer does not e-mail us the information, they can call and schedule a pick-up. Our research has led us to conclude that the majority of conventioneers are male and that by having attractive young ladies in appropriate uniforms for the package pick-up, we may gain market penetration quicker.

Marketing Plan

Our current marketing plan involves positioning ourselves as a business services company targeting a niche market - conventioneers and hotel guests. We intend to continue to retain the services of The Rogich Communications Group for the development of our service and product brochures, advertising sheets, and public relations. Mr. Sig Rogich is the President of The Rogich Communications Group and The Rogich Communications Group owns approximately 11% of our stock, which was provided in exchange for services. We have not entered into any formal contractual arrangement for these services nor do we anticipate any unless and until we are able to raise further capital. To prevent further dilution of shares, continued services of The Rogich Communications Group will be paid for on a cash basis.

We will utilize a direct marketing person to contact convention groups to solicit business prior to their arrival in Las Vegas. Simultaneously we will contact hotel convention sales teams to solicit their business for our services. Preliminary contacts with various hotel groups indicate a high degree of interest in our providing some of the following services to their convention groups:

(a) Package receiving and return package shipping;
(b) High volume copy service;
(c) Preparation of presentation materials;
(d) Delivery of materials to clients at conventions; and
(e) Binding and laminating services.

On an individual basis, we will use a direct approach typically used in Las Vegas. Flyers and brochures will be handed out to conventioneers in multiple locations during conventions. Advertising via radio, billboards, and moving signs during large conventions will be employed.

Sales Strategies

Power Point Presentation. We plan to create a flexible Power Point presentation that our marketing department will use to deliver a professional sales presentation specifically tailored to the needs of our hotel convention business. The presentation will have a core section that is generic to all customer segments as well as specific customer segment modules allowing modification of the presentation for the appropriate audience. Additionally, this Power Point presentation will be the basis for brochures and print advertising layout to ensure we have a consistent look through out all our marketing communications.

Capability Brochures. We expect to create a capability brochure featuring our family of services and products. This will be a high quality brochure with extensive detail.

Public Relations and Advertising. We plan to implement a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the business center services and further the acceptance of our products, services and technologies as the solution to targeted customer segments. Advertising our services and products and cooperative advertising with our strategic partners will be important tools to increase sales.

Incentives. We intend to give away promotional incentive items and gifts to our customers to promote us and our services and products. By giving away small, souvenir-type items such as key chains, refrigerator magnets, or calendars, customers will take home a memento of who and where we are to remind them of our services for their next visit.

Trade Shows. In general, we will attempt to attend packaging and shipping trade shows through our strategic partners (e.g., UPS or FedEx) by encouraging them to pay for the space at a show and to permit us to use their booth backdrop while we provide assistance staffing the booth.

Internet. The company has secured its own domain name, POSTEXPRESSFLYGIRLS.COM and is developing the site for future use. The primary function of our website would be to inform out-of-town conventioneers of our services prior to their arrival in Las Vegas. Secondarily, we would use the site for further development of our "Fly Girls" for the Las Vegas market. We have learned through our research that a high percentage of conventioneers that visit Las Vegas use the Internet to research different types of businesses and services available. As members of the Chamber of Commerce we receive their newsletter and business publication that details much of this data. Our website is intended to make conventioneers aware of our products and services so when they arrive they know where we are located and how they can contact us about our products and services.

Residential and Commercial Customers

Residential customers consist of all homeowners that have package shipping needs. Commercial customers are small to medium size businesses with packing and shipping needs. These consumers are becoming increasingly aware of the need to be able to save time and money when shipping, especially with the popularity and growth of Internet mail-order businesses. By attracting residential users as well as small businesses, we expect to secure a larger market share.

Other Markets

Government agencies that must seek competitive bidding for various copy and shipping services are another target market. We are in the process of researching the City of Las Vegas and the County of Clark bidding procedures.

Government Regulation

As a business-services supplier, we are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. Certain of our services are regulated by the United States Postal Service ("USPS") and the individual states where our services will be marketed. For example, we will have ready access to the most current versions of USPS's Domestic Mail Manual and the International Mail Manual at all times to assure our compliance. Government regulation often means additional costs for compliance activities and the risk of losing revenues should regulations change.

The United States Postal Service has adopted new procedures for package shipment post September 11, 2001. These include package wrapping and shipping both nationally and internationally. These changes can materially affect the cost of shipping and can have a direct on our ability to make a profit. Any new postal rates will have a direct impact on our business. United States Postal Service letter and package shipping as well as the sale of stamps is a portion of our business. These increases could potentially result in our customers going directly to the post office instead of our store for services thereby directly impacting our revenues and profits.

Our various service suppliers, such as those for cellular telephone service and commercial shipping services or the USPS, have not advised us of any impending legislation that would affect our business in the foreseeable future.

Pricing

We have developed what we believe is a comprehensive pricing plan for our products and services with the flexibility to be not only competitive, but also below the pricing of our major competitors including the Las Vegas Convention Center business center.

We have spoken in-depth with UPS and FedEx representatives concerning our competitors pricing and our goal for our pricing structure. With input from them and our research on exact pricing from our competitors we have formulated the basic structure provided in the table below. This is a model only and changes may or may not occur depending on the economic climate in Las Vegas. Our exact price structure will be developed once we know our location build-out costs, our equipment expenditures, and our personnel costs. The following table is an example of some of our tentative pricing. The total services and products may vary at the time of opening and this will affect our pricing structure. This table is not all inclusive of the services to be offered.

Table 5.0 Tentative Product and Service Pricing

Product or Service	Price - High	Price - Medium	Price - Low
Copy Service B/W	$0.13 per copy	$0.12 per copy	$0.10 per copy
Copy Service Color	$2.00	$1.75	$1.50
Fax Send - Domestic 1st page	$3.00	$2.75	$2.50
Fax Send - International 1st page	$10.00	$8.50	$7.00
Fax Receive	$1.50	$1.25	$1.00
Word Processing	$10.00 per page	$9.00 per page	$8.00 per page
File Printing (by our staff)	$2.00	$2.00	$2.00
Business Cards (500)	$44.00	$42.00	$40.00
Shipping (Minimum 3lb. rate.)	$6.00 per lb.	$5.00 per lb.	$4.00 per lb.
Large shipping boxes	$8.00	$7.00	$6.00
Packing service	$25.00	$20.00	$15.00
Packing Materials (e.g., Bubble Wrap)	$12.00	$10.00	$8.00
Two-way radio rental	$15.00 per day	$15.00	$15.00
Cell phone rental	$5.00 day + 1.00 per minute domestic long distance included	$5.00 day + 1.00 per minute domestic long distance included	$5.00 day + 1.00 per minute domestic long distance included
High Speed Internet Access	$6.00 per hr.	$6.00 per hr.	$6.00 per hr.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, any nominee for election as a director or officer or any security holder who is a beneficial owner or any member of the immediate family of the same other than the following:

-Diane J. Harrison, Esq., one of the founders, is our President and Treasurer and sole Director. She is also providing the legal opinion as to the validity of the common stock we are offering. Accordingly, there may be a conflict of interest. Ms. Harrison is also currently the Treasurer of Post Express Convention Services, a company providing fulfillment services for products that are marketed nationwide. We do not believe there is a conflict of interest.

Ms. Harrison has made loans to us in the amount of $59,415 to support the continued operations of the business. For additional paid-in-capital of $9,814.81 on October 27, 2001, and $6,870.38 on December 1, 2001, Ms. Harrison received an additional 370,370 and 259,259 shares respectively, for a total of 629,629 shares of our common stock. This was an average share purchase price of $0.0265 per share. The valuation of this stock was arbitrarily determined by the management team based on their experience. For the original 2,000,375 shares of stock issued to Ms. Harrison on May 22, 2000, the value was a pre-determined amount, $204.00, agreed upon by the founders prior to incorporation. This was based on the fact Ms. Harrison would be the primary person responsible for running the company on a day to day basis and for supplying the funds to purchase assets, should any be located. As of December 31, 2002, Ms. Harrison is still owed $41,697.18 for loans made to the company. She has been repaid $18,587.63 from January 1, 2002 to December 31, 2002.

-Lesley S. Sanders, a selling security holder, is the wife of our former Secretary, Steven A. Sanders. Mrs. Sanders has sole voting and dispositive rights over her shares. The amount of shares Mrs. Sanders received for her $6.60 investment was pre-determined by the founders prior to incorporation. Her input on the business plan was the determinant in her receiving 60,000 shares on May 22, 2000. Since her initial involvement, Ms. Sanders has had no role in the Company, and she has no continuing interest other than her stock.

-Robert Bedore received 40,000 shares of stock on May 22, 2000 in exchange for $4.40 of capital for the original formation of the corporation. He received a pre-determined number of shares agreed upon by the three founders for his assistance in the preparation of the business plan. Mr. Bedore has no position within the company nor any continuing interest other than his stock.

-The Rogich Communications Group's President, Mr. Sig Rogich, has dispositive rights over the shares issued to the Rogich Communications Group for services as our company public relations and advertising firm. The value of the 374,625 shares issued to The Rogich Communications Group was based on the fair market value of the retainer for services offered by this company to its other clients ($7,500.00). We assigned a fair market value of $0.02 per share. Management used its experience in determining the value of these shares. The Rogich Communications Group continues to be the public relations firm for the corporation. It will be paid on a cash basis for any future and continued efforts on behalf on the corporation.

- Michael J. Daniels, husband of our President and Treasurer and sole Director, Diane J. Harrison, purchased some assets from Next Day Business Cards and Rubber Stamps, Inc. on June 29, 2001.

Later that same day, Mr. Daniels assigned all rights for the assets he purchased from Next Day Business Cards and Rubber Stamps, Inc. to M.C.F.T.Y. National. This was done for the sole purpose of avoiding losing the opportunity to purchase these assets to a competitor. Mr. Daniels performed the initial search for assets for M.C.F.T.Y. National to purchase and was in Las Vegas at the time the offer to purchase the assets was made and accepted. He has no interest in the company other than as the original incorporator, as the husband of Ms. Harrison, and as an unsecured creditor that made small loans to the us in the amount of $22,062.22. (See Financial Statements.) Mr. Daniels has no interest in the corporation in the form of stock or a position and has no continuing interest other than his wife is the President, Diane J. Harrison. As of December 31, 2002, Mr. Daniels is owed $997.76 for loans made to the company. He has been repaid $24,055.33 from January 1, 2002 to December 31, 2002.

- Ms. Harrison and Mr. Daniels have made loans on an interest-free basis to the company to assist in the implementation of the business plan. Both Ms. Harrison and Mr. Daniels have agreed to forego payment in full of the loans until the company is operational at its new location and is generating revenue. These were informal loans with no specific due date and were done only to facilitate the business. There has been amounts of repayment to Ms. Harrison through December 31, 2002 totaling $18,587.63 and to Mr. Daniels totaling $24,055.33.

The Securities Act of 1933, Rule 405 defines a promoter as "[a]ny person who, acting alone or in conjunction with one or more other persons, directly or indirectly takes initiative in founding and organizing the business or enterprise of an issuer." A promoter is further defined as "[a]ny person who, in connection with the founding and organizing of the business or enterprise of an issuer, directly or indirectly receives in consideration of services or property, 10 percent or more of any class of securities of the issuer or 10 percent or more of the proceeds of the sale of any class of such securities. However, a person who receives such securities or proceeds solely as underwriting commissions or solely in consideration of property shall not be deemed a promoter within the meaning of this paragraph if such person does not otherwise take part in founding and organizing the enterprise." Accordingly, the status of the following persons is disclosed:

-Diane J. Harrison, Esq. has not been identified as a promoter and is correctly identified above as a founder and our current President and sole Director. Ms. Harrison will receive a fee of $5,000 for her services relating to the preparation and filing of the registration statement of which this prospectus forms a part. This fee will be paid when funds are received from the sale of stock related to this offering as part of the $14,100.00 Offering Expenses discussed in Table 1.0. Her fee is based on a reasonable fee charged by other attorneys similarly situated. In the event we do not raise enough money to cover the expenses of this offering, Ms. Harrison has agreed to forego her fee and consider her effort a learning experience.

-Michael J. Daniels was the original incorporator of our corporation and has had no direct involvement in management decisions or promoting the company (other than assisting his wife as the President and founder). For his services in the store he received no compensation. He received no commissions of any type nor any monies for his completing the transaction to purchase some of the assets of Next Day Business Cards and Rubber Stamps, Inc. other than the reimbursement of the original purchase price he paid. As the original incorporator, Mr. Daniels should be considered, under strict interpretation of Rule 405 of Regulation C of the Securities Act of 1933, a promoter. Mr. Daniels was convicted of conspiracy to commit securities fraud in 1999. He received a sentence of three (3) years probation, the first six (6) months to be on home confinement, was ordered to pay a fine of $3,000.00, and was barred by the Court as follows: "The defendant is restricted from employment as a broker or participate [sic] in employment in that connection." Mr. Daniels has no stock in our company, he has no ability to exert influence on the sale of any shares, he has received no compensation for founding the corporation, and he will not purchase any of the shares offered in either the primary or secondary offering.

-Lesley S. Sanders, the spouse of Steven A. Sanders, the former secretary of the Corporation., is one of our founding shareholders. Accordingly, Mrs. Sanders should be considered, under strict interpretation of Rule 405 of Regulation C of the Securities Act of 1933, a promoter. Mr. Sanders received neither stock in the corporation nor remuneration for any assistance he provided. Mr. Sanders, as our former secretary, should be considered, under strict interpretation of Rule 405 of Regulation C of the Securities Act of 1933, a promoter.

-Robert Bedore should be considered a promoter under strict interpretation of Rule 405 of Regulation C of the Securities Act of 1933. Mr. Bedore has not been involved in the activities of the company on a strategic or day to day basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following plan of operation, management's discussion and analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Plan of Operation

In the beginning of the third quarter 2001, we purchased some assets from Next Day Business Cards and Rubber Stamps, Inc. including the fictitious name registration Post Express in Las Vegas, Nevada, for $55,000.00 cash. Upon taking over the storefront we began to upgrade the interior of the store from a printing facility to a new retail pack-and-ship center with new carpeting, paint and upgraded retail merchandise and many additional services.

We targeted the fourth quarter of 2001 to begin a beta test of remote locations to determine the feasibility of operating business centers in retail shopping mall locations. We developed a policies and procedures manual for operation in the malls and we commenced operations in two (2) malls on November 1, 2001; one (1) mall on November 12, 2001; and one (1) mall on November 20, 2001. The primary focus of these locations was to determine the viability of offering the specific service of packing and shipping in a retail shopping mall. Our goal was to see if foot traffic alone was enough to generate revenue and profits or if demographics played a major role.

By December 1, 2001 we closed down two (2) locations as unprofitable. We continued with the other two locations until December 26, 2001. We were able to determine that foot traffic even in large numbers is not a sufficient determinant of business. Demographics played a much larger role. In the single mall where the demographics showed a high disposable personal income the kiosk was able to reach a break even point.

Armed with this data, we began to develop the business plan in detail for a location where demographics and foot traffic could both play a role. While the disposable personal income of a single conventioneer may not be high, he is typically there at company expense and therefore there is greater disposable income available to him/her.

Our goals for the next twelve months are to be fully operational in our new location late in the third quarter of 2003, evaluate lessons learned and make necessary changes in the fourth quarter 2003, and pursue the possibility of expanding to other locations by the end of the fourth quarter 2003. Based on our historical experience from our former Post Express location, we believe that we could be generating revenue at our new location by August 31, 2003. We spoke with a contractor who has advised us that a build-out of either of the two locations from which we are choosing will take approximately thirty (30) days.

We researched in detail equipment purchase versus equipment leasing. We will be relying on our accountants to assist us in selecting the proper method for securing our equipment. With completed build-out and equipment purchases by the end of June 2003, we will initiate implementation of our marketing and sales strategies. We believe that we can begin operating in our new location on Convention Center Drive by the third quarter of 2003 and supplying package pick-up service to a minimum of twelve hotels (in relatively close proximity to the new store) by August 2003. If for any reason (or for no reason) the new store did not commence operations, or business is less than anticipated, such an event would have a material adverse effect on us.

Floor layout is critical to our success. We are using input from representatives of UPS and FedEx as well as evaluating existing centers in Las Vegas. The design of the countertops, computer rooms, self-service equipment stations, and individual computer workstations must be ergonomically comfortable as well as functional. Our small individual polls of conventioneers indicate that comfort as well as functionality is important.

The cash necessary to support this initial business plan implementation was being supported by the store operations as well as the sale of some of the assets acquired last year. This allowed current management to continue the business plan implementation. On July 1, 2002 we sold some additional assets of the store on Lone Mountain Road to reduce debt and have cash for operations. The loan made to us in April of 2002 for $37,500.00 was converted to the down payment on the purchase of some of the assets of the business by D.A.C.K. International on July 1, 2002. The total sale price was $68, 692.52. The balance due of $31, 192.52 is payable over a 57 month period at 6% interest. The balance of $31,192.52 is to be paid in 56 equal installments of $703.20 on the first day of each month beginning August 1, 2002 and a final payment of $703.25 on April 1, 2007. This note was sold on September 1, 2002 at a discount for $16,000.00 to support ongoing operations. We believe that further cash will be needed to continue to support expansion operations. Should we not receive additional funding, we will pursue expansion on a limited basis until operations can again be self-sustaining. We believe we will need to raise $400,000.00 to support the proposed expansion of operations over the next twelve months. While we have tried to analyze each and every situation relative to opening the new location, we made preparations for a contingency budget in our working capital. As illustrated in Table 6.0, the $400,000 will be used specifically for facility modifications and purchases of a company vehicle, electronic and computer equipment, copiers, high speed mail equipment, furniture and desks, retail inventory of office supplies for resale and for use by our operational staff, shipping supplies, and corrugated boxes. Additionally, we will need working capital for employee wages. Lastly, funds will be needed for sales, marketing and advertising expenses, business insurance, workers compensation insurance, tax deposits and legal and accounting fees. These figures are based on extrapolations from operating the former store on Lone Mountain Road in Las Vegas.

Table 6.0 Estimated Expenses

Amount of Capital Raised	Offering Expenses	Equipment & Inventory Purchases	Store Lease and Facility Modifications	Employee Wages	Working Capital
$25,000.00	$14,100.00	-0-	-0-	-0-	$10,900.00
$100,000.00	$14,100.00	$40,000.00	$25,000.00	$11,000.00	$9,900.00
$200,000.00	$14,100.00	$115,000.00	$25,000.00	$30,000.00	$15,900.00
$300,000.00	$14,100.00	$190,000.00	$25,000.00	$50,000.00	$20,900.00
$400,000.00	$14,100.00	$279,000.00	$25,000.00	$50,000.00	$31,900.00

Package pick-up and shipping are the work-horses of the business. The other planned services are primarily ancillary. Thus, once sufficient funds are received to cover the Offering Expenses, Store Lease/Facility Modifications, and minimal purchases (i.e., the $100,000.00 level), the store will be brought operational. Thereafter, the services remaining can be selectively implemented according to demand and/or the amount of capital raised. For example, certain of the services we hope to offer that are cost intensive (such as word processing or cell phone rental) may not be offered initially in the event we raise less than the $400,000.00 optimum. Once operational, the services not initially implemented will be added as cash flow allows.

Research and development efforts are primarily geared to streamlining operations to reduce expenses and to developing additional services for the center. Additional services may include new technology for interactive kiosks that can be located in the center and broadband services that allow customers greater access to the Internet for their business and personal needs. These services will be pursued, if at all, no earlier than fourth quarter 2003.

Management has not determined the exact extent of business opportunity in Las Vegas due to the lack of financial information procurable from our competitors. A recent issue of HotelBusiness magazine predicted an increase in business centers and business center technology in the year 2002. (See Barbara Capella Loehr, "Business Centers Are Still Vital for Hotels and Prove to Benefit Bottom Line," HotelBusiness, Sept. 7-20, 2001, at 20.) However, any unforeseen events such as happened on September 11, 2001 could adversely affect our business as we are reliant upon consumer spending. The cost of equipment, technology, and labor could increase and directly affect our ability to be profitable.

Our policies and procedures that we developed for the store will be implemented immediately upon opening the new location. We plan to be open for business during the following hours:

Table 7.0 Hours of Operation

Day of the Week	Hours of Operation
Monday through Thursday	6:00 a.m. to 11:00 p.m.
Friday	6:00 a.m. to 9:00 p.m.
Saturday and Sunday	8:00 a.m. to 6:00 p.m.

There will be a store supervisor in store at all times to monitor the operations and take corrective action when necessary. Daily sales and management reports will be printed and analyzed on a weekly basis for corrective action. Management is planning for a ramp up of operations according to the historical operation of the former Post Express store. Contingency plans have been made in the event the new location generates business faster than expected.

We are assuming that we will have sold our entire 10,000,000 shares offered and thus raised the $400,000.00 we anticipate. This provides for full implementation of our business plan and all the products and services we will offer. Raising less capital will cause management to implement an alternative strategy, such as those discussed previously.

As the conventions arrive our daily per sale amount will increase as will our foot traffic. Our cash flow should also be continually self-sustaining. All customers pay for their services as they are supplied. No credit terms are offered. We used our historical figures from our former location to project what our average sale should be.

From August 2003 through December 2003 the convention schedule should supply a steady client base while we build our local traffic. We have learned from our former operation that the name "Post Express" now enjoys community recognition from our tests in the malls. We have already received an inquiry from the most demographically supportable mall to open full-time in the mall. Management has referred this inquiry to the new owners of the Post Express Lone Mountain store, D.A.C.K. International, for their consideration as we have no interest in re-opening in the mall.

In the event we raise significantly less than $100,000.00, we will implement our alternative strategy of opening a small physical location near the strip, which would offer on-site packaging and shipping for walk-in customers, and, more importantly, from which we would operate our package pick-up and shipping service for the hotels within our service area (only Strip hotels) for conventioneers and hotel guests. This will allow operations to commence on minimal capital, significantly reduced equipment and store lease expenses, and zero employee wages. Equipment purchases would include a computer with cash drawer, point-of-sale and shipping software, a postage meter, label printers, credit-card processors, and an electronic scale. Capital would be used to purchase shipping supplies, such as various size boxes, tape, bubble wrap, and Styrofoam peanuts. As our revenue permits, we will add employees (e.g., Post Express Flygirls) and portable credit-card processors and scales. This may be the extent of the business. No research and development would be performed and no plant or significant equipment would be purchased. However, if the concept is well received, we would continue to work towards establishing a presence convenient to the Las Vegas Convention Center offering the full range of business services detailed in the business plan. The timing, of course, would be wholly dependant on the success of the original, small pack-and-ship-and-pick-up operation. And, the transition from small pack-and-ship-and-pick-up operation to full-scale business center would not be gradual. The expansion would not occur until the small pack-and-ship-and-pick-up operation retained enough earnings to implement the full business plan - an event not likely to occur within twelve months.

Management's Discussion and Analysis of Financial Condition

While we have some debt, the cash flow from operations was able to sustain the company. Our cash position through December 31, 2002 shows only $37.83 cash on hand. While this was enough to support the former store, it will not be enough to sustain the new full-service location. We are dependent on raising additional capital to complete the expansion to another full-service location in Las Vegas. If our current cash position does not improve significantly, we will establish a small location close to the Strip rather than implement a new full-service location on Convention Center Drive.

Our loss of ($61,552.11) for the four (4) mall locations was due primarily to the high cost of labor, rent, marketing, and advertising and the reduction in consumer buying stemming from the tragedy of September 11, 2001. Our loss of ($15,768.32) for the former store-front location was due, in large part, to having to execute our plan during the slowest months of business and, also, one time costs associated with upgrading the business.

A more in-depth analysis of the expenditures for postage/delivery/supplies, bank service charges, permits, office expenses, professional fees, rent, and telephone expenses leads us to believe that while these costs will rise, they will rise at a slower percentage rate than our increasing revenues. Our expenditures for postage/delivery/supplies will increase on an real-dollar basis due to the need to increase inventory purchases to accommodate the increase in business. On a percentage basis, we anticipate theses expenditures will decrease at the new location due to greater sales, greater volume discounts to be negotiated with our carriers, and higher rates to be charged to the customer.

While our expenses in each of the other categories listed above, will increase in actual dollars, they will decrease in percentage terms due to increased sales and improved efficiency. For example, although the monthly rent will increase on an absolute dollar basis, it will decrease on a per square foot basis, thereby decreasing the real cost per square foot. In other words, because we can handle more customers at the new, larger location, we can generate greater sales per square foot thereby reducing the real cost per square foot.

We have tried to negotiate better rates with both of our current banks for our bank account and our credit card processing account. A decrease of one-half percent (1/2%) in our discount rate on credit card processing will help to keep the percentage increase decreasing while the actual dollars may be increasing.

We have been keeping abreast of the trends in business centers through the HotelBusiness magazine, local trade publications, and the Las Vegas Chamber of Commerce. We believe that business center demand has increased dramatically in Las Vegas and, with the Mandalay Bay Resort & Casino opening a new convention center in 2003, we believe that demand will continue to rise. We have learned that extreme events such as September 11, 2001 can have a dramatic impact on business here in Las Vegas. To this end, we have tried to address the possibility of another event by spreading our risk between convention, hotel, and local business. To improve liquidity in our former store, we sold the company automobile for $7,500, "Kelly Blue Book" value, to pay down some of the debt owed to Michael J. Daniels for loans and accounts payable. Management determined that providing a company vehicle for the "Fly Girls" and package pick-up from the former Post Express location was too costly in terms of the commercial-use insurance requirements. Package pick-up from our proposed new location will not be subject to the minimum twenty-four-mile-round-trip drive between the Strip and the former Post Express; thus package pick-up should be more economical.

Although our primary focus at this time is on the new store in Las Vegas, we are hoping to eventually expand our services to areas outside of the Las Vegas market. However, the uncertain economy could have a material adverse effect on such plans. We have not identified any specific locations at this time. We are currently conducting minimal research into Atlanta, Georgia and Orlando and Tampa, Florida as possible new locations in the event we decide to expand. We anticipate it will take 6-12 months to research the data on these cities. The major determining factor to be used in site location is the size and volume of convention business. A further breakdown of the annual numbers of convention visitors into equal months will allow us to determine an appropriate cash flow.

Results of Operations

General

During the year ended December 31, 2002, our assets consisted of inventory and equipment we retained from the sale of the retail storefront location and our revenues were generated from services and products sold to the general public at large as well as an additional loan to the company. This loan was converted to a down payment on the sale of some of the assets of the store and the location on Lone Mountain Road. Our operation of the store ceased on July 1, 2002.

We discontinued business at the four (4) satellite beta test sites we operated from November 1, 2001 through December 31, 2001. These remote locations were on short term leases. Two locations were operated from carts and the other two were operated from kiosks. The leases were structured as follows:

Table 8.0 Beta Test Site Leases

Location	Type	Rent	Length of Lease
Meadows Mall	Cart	$11,300.00	11/01/01 - 12/31/01
4300 Meadows Lane
Las Vegas, Nevada 89107
The Boulevard Mall	Cart	$12,800.00	11/01/01 - 12/31/01
3528 Maryland Parkway
Las Vegas, Nevada 89109
Fashion Show	Kiosk	$7,500.00	11/10/01 - 12/31/01
3200 Las Vegas Boulevard South
Las Vegas, Nevada 89109
The Galleria At Sunset	Kiosk	$7,000.00	11/18/01 - 12/31/01
1300 W. Sunset Road
Henderson, Nevada 89014

Results of Operations Ended December 31, 2002

During the year ending December 31, 2002, we had a net loss of $3,396.93. Our revenues and expenses were associated with the retail storefront operation that was discontinued in 2002 and our financial statements reflect these discontinued operations. We had minimal interest income or expense for the year ending December 31, 2002.

Our financial statements reflect current accounts payable of $23,111.15. This is a direct result of our beta test; specifically, the poor performance at the two mall locations and the inability of those locations to produce enough revenue to cover the cost of renting mall space and kiosks. Store operations and the sale of the company automobile permitted us to reduce this debt to the current $23,111.15 as of December 31, 2002. The $2,000 loss on the sale of assets was due to depreciation as our accountants have reported it on our tax asset detail.

Our continued operations are run on a minimal basis by our President, Diane J. Harrison, from her residence and occasionally from the store on Lone Mountain Road. Ms. Harrison's efforts are primarily geared to developing small business relationships for suppliers and clients for small package shipping. To keep the company solvent and to support the minimal continued operations, Ms. Harrison sold the Note Due at a reduced price.

Results of Operations Ended December 31, 2001

During the six months ending December 31, 2001, we had revenues of approximately $72,809.95 from the storefront location and another $12,787.06 from our beta test site locations. During the six months ending December 31, 2001, the company's costs associated with generating revenues was approximately $88,578.27 and approximately $74,339.17 for the beta test site locations. This resulted in a gross loss of approximately $77,320.43 for the six months ending December 31, 2001.

Operating expenses for the six months ending December 31, 2001, were approximately $44,905.82 for the storefront location and $74,339.17 for the beta test site locations. We had minimal interest income or expense for the six months ending December 31, 2001.

Liquidity & Capital Resources

As of December 31, 2001, we had net shareholder equity of ($59,071.68), accumulated losses during the development stage of ($77,320.43) and a net cash flow of ($44,471.80) provided by operating activities. During 2001, cash was provided from the sale of capital stock and proceeds from cash advances from stockholders. We received $103,381.65 in cash from (1) the issuance of capital stock ($531.37); (2) the sale of additional capital stock to our President/Treasurer and sole Director, Diane J. Harrison, as additional paid-in-capital ($16,685.19); (3) various no interest loans from Ms. Harrison ($61,150.00); and (3) a no interest loan from Michael J. Daniels, the original incorporator of the company ($25,033.09). (See Financial Statements.)

As of December 31, 2002, we had a net shareholder equity of ($62,468.61), accumulated losses of over $3,396 and a negative cash flow of over ($76,627.38) provided by operating activities. We have had to take in additional non-interest loans to supplement our cash for operations. In April of 2002 we were supplied a loan of $37,500.00 interest free and due and payable when we had sufficient funds. This was a casual loan from Marilee Abbott, a friend of our President, Ms. Harrison. This was done to provide some ability to repay loans, pay down some accounts payable and to have some additional operating capital. This loan was converted to a down payment on the purchase of some of the assets of the business by D.A.C.K. International on July 1, 2002. Marilee Abbott is an officer and director of D.A.C.K. International. The total sale price was $68, 692.52. The balance due of $31, 192.52 is payable over a 57 month period at 6% interest. The balance of $31,192.52 is to be paid in 56 equal installments of $703.20 on the first day of each month beginning August 1, 2002 and a final payment of $703.25 on April 1, 2007. This note was sold on September 1, 2002 at a discount for $16,000.00. [FN1] The asset sale was done to facilitate our efforts in moving forward with our new location as well as helping our cash position. We did not sell any of our debt nor our assets for our trademarks or our trade style. We provided in the Note a clause that the holder of the Note can repossess the store in the event of a default. We allowed a 30 period during which a default can be cured and thereafter the holder of the Note can take immediate possession. A specific clause was added that provides for their waiver of any rights to a foreclosure proceeding. This was done to prevent a decline in the store appearance and business in the event of a default. D.A.C.K. International maintains a one million dollar ($1,000,000.00) liability policy in the event of an accident at the business location. While there is the possibility of our being joined in an action against the store, we believe that the sufficiency of their business policy as well as ours provides sufficient financial protection.

We retained the use of the name "Post Express" and "Post Express Fly Girls" as we have filed for a trademark on both. We retained one computer system, three cash registers, three portable scales, various telephone equipment, kiosks and some basic office supplies for future use. We have monies owed to General Growth Properties for rent from carts in two malls that we retained as debt with our company along with outstanding loans to Ms. Diane Harrison, our President and Mr. Michael J. Daniels. The funds from the loan from D.A.C.K. International were used to pay down some of the outstanding balance to General Growth Properties as well as some of the loans from Ms. Harrison and Mr. Daniels. The remainder was used for general working capital. The loan from Ms. Abbott was made with the full understanding that some of the funds would be used to repay loans to both Mr. Daniels and Ms. Harrison. Cash generated in the year 2002 was used to pay accounts payable as well as long term debt and for support of continuing operations.

Management believes that the net cash decrease for the year 2002 of ($9,951.40) is not sufficient to sustain operations and that additional funds will be needed to support the proposed new store operations. Consequently, we will seek additional funding through public or private financing or other arrangements. Such additional funding may be financed by bank borrowings, public offerings, or private placements of equity or debt securities, loans with shareholders, or a combination of the foregoing.

Our recent beta test, which involved operating satellite locations, added additional costs and expenses not associated with running the main storefront operation. Although no assurances can be made, we

[FN1] The Note was sold to Donald and Catherine Hejmanowski, JTWROS. Mr. & Mrs. Hejmanowski have no relationship with M.C.F.T.Y. National, nor its officers, directors, or affiliates of the company. As discussed below in EXECUTIVE COMPENSATION, Mr. Hejmanowski is the President of Post Express Convention Services, and our President, Ms. Harrison, is the Treasurer of this company. However, Mr. & Mrs. Hejmanowski purchased the Note as individuals and not in any business capacity. The sale price of the Note was mutually agreed upon by Ms. Harrison and Mr. & Mrs. Hejmanowski based on the current economic conditions of the country and the company and the availability of cash.

believe that our expenses will increase proportionately to revenues during the fiscal year ending December 31, 2002, due to our plans to continue to develop, market, and operate a full service business center servicing hotel guests and conventioneers and by no longer operating the remote locations in the malls.

As of December 31, 2002, the company had approximately $37.83 cash on hand. Management has determined this amount is insufficient to continue to support any store front operations or any expansion. Management believes it can satisfy its cash requirements in the next twelve months only by either raising additional funds through the sale of registered securities or with additional paid-in capital by the officers and directors. Ms. Harrison has agreed to provide additional funding on a limited basis until the company raises capital through its primary offering. The store front location on Lone Mountain Road was sold to reduce debt and facilitate moving forward with the plan for the new proposed store location.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.Table 9.0 Directors and Executive Officers

Name	Age	Position
Diane J. Harrison	44	President, Treasurer, Chairman of the Board of Directors (1) (2)
Devone DeSoto	34	Secretary
(1) This is the first Directorship held by Ms. Harrison and she is currently our sole Director. Ms. Harrison is also serving as counsel for this offering. Accordingly, she is providing the legal opinion and may, therefore, have a conflict of interest as both counsel and as an officer and the sole director of the company.
(2) Ms. Harrison is the current Treasurer of Post Express Convention Services, doing business as PECS Fulfillment Services. This company supplies fulfillment services and we do not believe there is a conflict of interest.

Background of Executive Officers and Directors

Diane J. Harrison has served as our Chairman of the Board of Directors since inception on May 22, 2000. She is the current President and Treasurer. She is also the Treasurer of Post Express Convention Services, a Nevada corporation doing business as PECS Fulfillment Services, serving in this capacity since August 26, 2002. Ms. Harrison has a Bachelor of Science degree in Chemical Engineering. She began her 15 year professional career at Rockwell International Corporation, Canoga Park, California, in the engineering department. She left Rockwell to accept an engineering position with the United States Department of Energy, Yucca Mountain Site Characterization Project Office, in Las Vegas, Nevada. Ms. Harrison owned and operated a small business in Las Vegas, Bruce, Michael & Co. d/b/a Business Resource Center, which provided small businesses a resource for hourly office-space rental, mail receiving, package shipping, and graphic design. In May of 2000, she received her juris doctor degree from Stetson University College of Law, St. Petersburg, Florida, graduating with honors and as the Editor-in-Chief of the Stetson Law Review. She worked as an Associate Attorney with Ruden, McClosky, Smith, Schuster, & Russell, P.A., before leaving to get involved with us. Concurrent with her position with us, Ms. Harrison maintains a very small (two) client base for whom she performs federal securities work.

Table 10.0 Diane J. Harrison's Employment History

Position	Dates
Employer	Location
President/Treasurer	May 2000 to Present
M.C.F.T.Y. National	Las Vegas, Nevada
Treasurer	May 2000 to Present
Post Express Convention Services	Las Vegas, Nevada
Attorney	August 2000 to April 2001
Ruden, McClosky, Smith, Schuster, & Russell, P.A.	St. Petersburg, Florida
Law Student	August 1997 to May 2000
Stetson University College of Law	St. Petersburg, Florida
President	June 1996 to August 1998
Sierra Securities Transfer, Inc.	St. Petersburg, Florida
Manager, Fissile Materials Disposition/Repository Analysis	May 1994 to February 1997
U.S. Department of Energy, Yucca Mountain Site Characterization Office	Las Vegas, Nevada
President	July 1993 to May 1994
Bruce, Michael & Co., d.b.a. Business Resource Center	Las Vegas, Nevada
Branch Chief, Field Engineering Branch	May 1992 to July 1993
U.S. Department of Energy, Yucca Mountain Site Characterization Office	Las Vegas, Nevada
Materials Engineer, Field Engineering Branch	October 1989 to April 1992
U.S. Department of Energy, Yucca Mountain Site Characterization Office	Las Vegas, Nevada
Nuclear Operations Engineer, Hot Laboratory	July 1982 to September 1989
Rockwell International Corporation	Canoga Park, California

Devone DeSoto has served as our Secretary since June 13, 2002. Ms. DeSoto is currently training in the Post Express as a manager, unpaid, to become a part of the management team. She was employed by Pacific Care, a Health Plan of Nevada, for over eight years as an analyst in healthcare informatics. She was responsible for surveys, statistical analysis, analyzation of geographic data, and extensive customer service. She has an Associate Degree from Lorain County Community College, Elyria, Ohio.

Table 11.0 Devone DeSoto's Employment History

Position	Dates
Employer	Location
Secretary	June 2002 to Present
M.C.F.T.Y. National	Las Vegas, Nevada
Analyst	June 1994 to January 2001
Pacific Care, an HPN (Health Plan of Nevada)	Las Vegas, Nevada

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2000 and 2001, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2000 and 2001, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."Table 12.0 Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen-sation ($)
Diane J. Harrison, (1)	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
President, Treasurer,	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chairman of the Board of Directors	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Steven A. Sanders, (2)	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Former Secretary	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
(1) There is no employment contract with Ms. Harrison at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.
(2) There is no employment contract with Mr. Sanders at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Ms. Harrison as our sole Director. The company is actively seeking additional board members and will present them to the shareholders at the appropriate time. While the specific niche of business centers is small relative to the entire retail industry, the availability of talented people for our board is not. We have been able to identify that the education and experience from the retail industry at large is transferrable to other companies. We are trying to find individuals with retail pack/ship experience such as MBE, PostNet, Kinkos or other large customer service oriented retailers. Their prior experience with start-up development stage companies to maturity will be a primary evaluation tool. Secondarily we will be seeking those with skills in formulating and refining policies and procedures and implementing the same.

We are utilizing our present officers and director to identify potential new board members. Through our President, Ms. Harrison, in Las Vegas and our accountants in Florida, we believe we can generate a network of referrals for individuals to interview. We have entered into no agreements, arrangements, or understandings with our accountants for compensation to them for referrals for potential directors for our company. And, we have not identified any specific new members with whom we have entered into agreements. A former director of an Amex-listed company has been identified through Ms. Harrison's contacts, and we have entered into discussions with this gentlemen, Mr. Donald Hejmanowski. He was a member of the Amex-listed company's compensation committee as well as their audit committee. His background would allow us to develop stronger internal controls and policies. Furthermore, he has indicated that he may also refer to us other qualified individuals to interview. We have not reached any agreement with Mr. Hejmanowski regarding his involvement with our company. There have been no discussions for compensation for referrals and no further discussions will be held until this registration is complete, and any action at that time will be disclosed in a post-effective amendment. Mr. Hejmanowski is President of a separate company, Post Express Convention Services, doing business as PECS Fulfillment Services; Ms. Harrison is this company's Treasurer.

At present, the Board of Directors has not established any other committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers or employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of December 31, 2002, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in the table above (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.Table 13.0 Beneficial Ownership
		Amount and Nature of Beneficial Ownership		Percent of Class (1)
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
	Diane J. Harrison & Michael J. Daniels (2)	2,630,004	2,630,004	84.1%	20.0%
Common Stock	4894 Lone Mountain Road
	Las Vegas, Nevada 89130
Common Stock	The Rogich Communications Group (3)	374,625	374,625	12.0%	2.9%
	3980 Howard Hughes Parkway, Suite 550
	Las Vegas, Nevada 90109
Common Stock	All Executive Officers and Directors as a Group (1 person) (4)	2,630,004	2,630,004	84.1%	20.0%
(1) The percentages are based on a Before-Offering total of 3,127,129 shares of common stock issued and outstanding as of the date of this prospectus and assumes an After-Offering sale of the entire additional 10,000,000 shares of common stock and none of the resale shares.
(2) Ms. Harrison currently serves as our Chairman of the Board, President, and Treasurer and is our sole Director. Ms. Harrison will be providing the legal opinion on the company and may have a potential conflict of interest as an Officer and sole Director. Ms. Harrison has sole and dispositive rights over all of her shares. Her husband, Mr. Daniels has no power, neither voting nor investment (power to dispose), with respect to her shares nor any other shareholder's shares. As Ms. Harrison and Mr. Daniels are husband and wife, and, in the event of the death of Ms. Harrison, Mr. Daniels would have dispositive control of the shares, Mr. Daniels is shown to be a beneficial owner.
(3) Mr. Sig Rogich is the beneficial owner of the shares issued to The Rogich Communications Group.
(4) Includes Ms. Harrison as the sole Officer and Director holding stock.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, and By-Laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

We are authorized to issue up to 50,000,000 shares of common stock, $0.0005 par value per share, of which 3,127,129 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Our corporate By-Laws have one anti-takeover provision in them. In Article II, Section 4, we have provided for a staggered Board of Directors. This provision provides for the election of no more than twenty percent (20%) of the Board of Directors in any given year when the total number of Directors exceeds five (5) directors. This prevents the immediate control of the Board of Directors from an incoming shareholder control group or a change in the current control group.

Preferred Stock

There are currently no provisions for preferred stock to be issued by the company.

Debt Securities

There are currently no provisions for debt securities to be issued by the company.

Warrants

There are currently no provisions for warrants to be issued by the company.

Dividend

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will have 3,127,129 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933 and there will be 10,000,000 outstanding shares registered for sale by us in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001.

INTEREST OF NAMED EXPERTS AND COUNSEL

Godels, Solomon, Barber & Company, L.L.C., independent certified public accountants, whose reports appear elsewhere in this prospectus and the registration statement, were paid in cash for services rendered. Therefore, they have no direct or indirect interest in us.

Diane J. Harrison, President, Treasurer, Chairman of the Board, and the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in the registration statement has the following interests in us:

Table 14.0 President's Interest

Date	Shares	Method
May 22, 2000	2,000,375	For Original Corporation Fees of $204.00
October 27, 2001	370,370	Additional Paid-in Capital of $9,814.81
December 01, 2001	259,259	Additional Paid-in Capital of $6,870.38

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not include a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of M.C.F.T.Y. National pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for M.C.F.T.Y. National by Diane J. Harrison, Esq., 4894 Lone Mountain Road, Las Vegas, Nevada 89130.

EXPERTS

Certain of the financial statements of M.C.F.T.Y. National included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Godels, Solomon, Barber & Company L.L.C., independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 3, 2002, we engaged Godels, Solomon, Barber & Company, L.L.C., ("GODELS") as our independent auditors. They are our first auditors and we have had no disagreements with GODELS on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 that we filed with the U.S. Securities and Exchange Commission ("SEC"). Information in the registration statement has been omitted from this prospectus as permitted by the Securities and Exchange Commission's rules.

We will file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at http:www.sec.gov.

FINANCIAL STATEMENTS

Independent Auditor's Report

To the Board of Directors and Stockholders of
M.C.F.T.Y. National d/b/a The Post Express

We have audited the accompanying balance sheet of M.C.F.T.Y. National d/b/a The Post Express as of December 31, 2002, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M.C.F.T.Y. National d/b/a The Post Express at December 31, 2002, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
770 First Avenue North
St. Petersburg, Florida
Telephone: (727) 896-2111
Fax: (727) 896-2208

April 19, 2003

M.C.F.T.Y. National d/b/a The Post Express
Balance Sheet
December 31, 2002
ASSETS
Current Assets:
Bank of America	37.83
Total Cash & Cash Equivalents-NOTE B	37.83
37.83
Fixed Assets - NOTE B:
Equipment	5,541.00
Less - Accumulated Depreciation	(2,372.35)
3,168.65
Other Assets - NOTE B:
Costs - Organizational	185.00
Less - Accumulated Amortization	(74.00)
111.00
TOTAL ASSETS	3,317.48
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	23,111.15
23,111.15
Long Term Liabilities:
Due to M. J. Daniels	977.76
Due to Shareholder	41,697.18
42,674.94
Total Liabilities	65,786.09
Stockholders' Equity:
Common Stock, $.0005 par value,
50,000,000 shares authorized,
3,127,129 shares issued & outstanding	1,563.56
Paid-in-Capital	16,685.19
Retained Earnings	(80,717.36)
Total Equity	(62,468.61)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	3,317.48

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Statement of Operations
For the Year Ended December 31, 2002
Revenues:
Sales	0.00
0.00
Cost of Goods Sold:
Cost of Goods Sold	0.00
0.00
Gross Profit	0.00

Operating Expense:
Amortization	37.00
Automobile Expense	426.56
Bank Service Charges	50.00
Depreciation Expense	1,483.99
Dues and Subscriptions	789.48
Insurance	860.91
Office Expense	78.63
Postage/Delivery	77.70
Professional Fees	2,700.00
Travel and Entertainment	232.96
6,737.23
Income (Loss) from Continuing Operations	(6,737.23)
Other Income:
Gain (Loss) on Disposal of Assets-NOTE E	(14,095.31)
Interest Income	309.19

Income (Loss) from Continuing Operations Before Taxes	(20,523.35)
Income Taxes	0.00

Income (Loss) from Continuing Operations	(20,523.35)

Discontinued Operations:
Operating Results of Discontinued Operations-NOTE E	(11,327.98)
Gain on Disposal of Discontinued Operations -NOTE E	28,454.40
17,126.42

Net Income	(3,396.93)

Earnings per common share:
Net income (loss)	(0.00)

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Statement of Cash Flows
For the Year Ended December 31, 2002
OPERATING ACTIVITIES:
Net Income (Loss)	(3,396.93)
Adjustments for Discontinued Operations	(17,126.42)
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation & Amortization	6,619.48
(Gain) Loss on Disposal of Assets	(16,739.09)
(Increase) decrease in:
Inventory	235.74
Prepaid Insurance	700.00
Receivables	(30,095.31)
Increase (decrease) in:
Accounts Payable	(11,240.85)
Customer Deposits	0.00
Payroll Liabilities	(5,413.07)
Sales Tax Payable	(170.93)
Net cash used by Operating Activities	(76,627.38)
INVESTING ACTIVITIES:
Proceeds from Disposal of Fixed Assets	92,192.52
Net cash provided by Investing Activities	92,192.52
FINANCING ACTIVITIES:
Loan Repayments - M. J. Daniels	(24,055.33)
Shareholder Loan Repayments	(18,587.63)
Net cash used by Financing Activities	(42,642.96)

Net cash from Discontinued Operations	17,126.42
Net cash increase for year	(9,951.40)
Cash at beginning of year	9,989.23
Cash at end of year	37.83

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Statement of Changes in Stockholders' Equity
For the Year Ended December 31, 2002
					Total
	Common Stock		Paid in	Retained	Stockholders'
	Shares	Amount	Capital	Earnings	Equity

Balances at January 1, 2002	3,127,129	1,563.56	16,685.19	(77,320.43)	(59,071.68)

Issuance of common stock	0	0.00			0.00

Paid in capital			0.00		0.00

Net income (loss)	0	0.00	0.00	(3,396.93)	(3,396.93)

Balances at December 31, 2002	3,127,129	1,563.56	16,685.19	(80,717.36)	(62,468.61)

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Notes to Financial Statements
December 31, 2002

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The company was incorporated May 22, 2000 in the State of Nevada. The Company is a cutting edge leader in the Las Vegas, Nevada area in products and services that are merchandised from full-service retail business centers offering private mailbox rentals.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Inventory

Inventories were priced at the lower of cost (first-in, first-out) or market.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Intangibles purchased were being amortized over fifteen (15) years on a straight-line basis; organizational costs are being amortized over five (5) years on a straight-line basis.

Income Taxes

The Company has loss carryforwards of $80,717.36, which can be carried forward twenty (20) years to offset future taxable income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company recognizes its revenue when it completes the delivery of its goods and services to its customers. SAB 101 had no substantive effect on the Company's financial statements, as it did not impact the Company's method of recognizing revenue.

NOTE C - RENT

The Company leased its principal business location at 4894 North Lone Mountain Road, Las Vegas, Nevada on a month-to-month basis. This lease was assumed as part of the sale of The Post Express assets. (See Note E)

NOTE D - EARNINGS PER COMMON SHARE

Earnings (loss) per common share of $0.00 were calculated based on a net income numerator of $(3,396.93) divided by a denominator of 3,127,129 weighted-average shares of outstanding common stock. The denominator was calculated based on the following issuances of common shares during 2002:

January 1, 2002	3,127,129 common shares outstanding

M.C.F.T.Y. National d/b/a The Post Express
Notes to Financial Statements ( Continued)
December 31, 2002

NOTE E - DISCONTINUED OPERATIONS

On July 1, 2002, the Company sold substantially all of the assets of the Post Express (Inventory, Fixed assets, Customer lists, less customer deposits that were assumed) for $68,692.52. The resulting gain of $28,454.40 is being reported separately as a gain on the disposal of discontinued operations. The Company received a down payment of $37,500.00 and a note receivable in the amount of $31,192.52. The note was to be paid in equal monthly installments of $703.20, principal and interest, over a fifty-seven month period beginning August 1, 2002 and continuing until April 1, 2007, bearing interest at a rate of 6.0%. The note was assigned on September 1, 2002 to Donald and Catherine Hejmanowski, JTWROS (Assignee). For the sum of $16,000.00. M.C.F.T.Y. National assigned the Bill of Sale and Asset Purchase agreement between D.A.C.K. International and M.C.F.T.Y. National dated July 1, 2002 in the amount of $31,192.52 at 6% compounded interest and the personal guarantee of Joseph DeSoto. As of September 31, 2002 the value of the Agreement was $30,095.31, payable in 54 equal installments of $703.20 beginning on October 1, 2002 and a final payment of $703.25 due on April 1, 2007. The result of this assignment was a loss on disposition of $14,095.31.

The operating results of discontinued operations is summarized as follows:

Sales	$40,822.82
Cost of Goods Sold	20,786.55
Gross Profit	20,036.27
Operating Expenses:
Amortization	363.02
Automobile Expenses	2,132.80
Bank Charges	1,601.40
Depreciation	4,735.47
Dues & Subscriptions	761.70
Insurance	3,200.31
Licenses and Permits	378.00
Meetings and Conferences	250.00
Office Expense	6,971.51
Professional Fees	450.00
Rent	8,500.00
Repairs	435.05
Security	90.60
Taxes & Licenses	724.14
Telephone	2,227.84
Travel and Entertainment	529.44
Utilities	402.15
33,753.43
Net Ordinary Income (Loss)	(13,717.16)
Other Income:
Gain on Sale of Assets	2,380.00
Interest Income	9.18
2,389.18

Operating Results of Discontinued Operations	($11,327.98)

M.C.F.T.Y. National d/b/a The Post Express
Notes to Financial Statements ( Continued)
December 31, 2002

NOTE E - DISCONTINUED OPERATIONS - (Continued)

The gain on the disposal of discontinued operations is summarized as follows:

Selling Price	$68,692.52
Basis:
Inventory	$15,849.58
Fixed Assets (Net Book Value)	16,839.46
Customer Lists	10,104.08
Customer Deposits	(2,555.00)
$40,238.12
Gain on Sale of Post Express Assets	$28,454.40

Independent Auditor's Report

To the Board of Directors and Stockholders of
M.C.F.T.Y. National d/b/a The Post Express

We have audited the accompanying balance sheet of M.C.F.T.Y. National d/b/a The Post Express as of December 31, 2001, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M.C.F.T.Y. National d/b/a The Post Express at December 31, 2001, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
770 First Avenue North
St. Petersburg, Florida
Telephone: (727) 896-2111
Fax: (727) 896-2208

April 19, 2003

M.C.F.T.Y. National d/b/a The Post Express
Balance Sheet
December 31, 2001

ASSETS
Current Assets:
Bank of America	6,008.28
First National Bank	3,980.95
Total Cash & Cash Equivalents-NOTE B	9,989.23
Inventory - NOTE B	16,085.32
Prepaid Insurance	700.00
26,774.55

Fixed Assets - NOTE B:
Automobile	8,000.00
Equipment	28,845.00
Leasehold Improvements	1,185.00
Less - Accumulated Depreciation	(6,682.43)
31,347.57

Other Assets - NOTE B:
Costs - Organizational	185.00
Customer List	5,445.31
Fictitious Name/Trade Style	5,445.31
Less - Accumulated Amortization	(460.52)
10,615.10

TOTAL ASSETS	68,737.22

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	34,352.00
Customer deposits	2,555.00
Payroll Liabilities	5,413.07
Sales Tax Payable	170.93
42,491.00

Long Term Liabilities:
Due to M. J. Daniels	25,033.09
Due to Shareholder	60,284.81
85,317.90

Total Liabilities	127,808.90

Stockholders' Equity:
Common Stock, $.0005 par value,
50,000,000 shares authorized,
3,127,129 shares issued & outstanding	1,563.56
Paid-in-Capital	16,685.19
Retained Earnings	(77,320.43)
Total Equity	(59,071.68)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	68,737.22

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Statement of Operations
For the Year Ended December 31, 2001
Revenues:
Sales	72,809.95
72,809.95
Cost of Goods Sold:
Phone Cards	817.16
Postage/Delivery/Supplies	42,855.29
43,672.45
Gross Profit	29,137.50
Operating Expense:
Advertising	888.27
Amortization	460.52
Automobile Expense	18.00
Bank Service Charges	1,685.73
Depreciation Expense	6,682.43
Dues and Subscriptions	1,123.05
Insurance	786.97
Licenses and Permits	3,427.00
Office Expense	2,548.86
Printing and Reproduction	78.00
Professional Fees	3,198.56
Rent - NOTE C	16,982.00
Building Repairs	1,037.64
Computer Repairs	469.95
Equipment Repairs	456.17
Security	320.46
Taxes-Other	582.00
Telephone	3,142.65
Gas and Electric	841.00
Water & Sewer	176.56
44,905.82
Income (Loss) from Continuing Operations	(15,768.32)
Other Income:
Interest Income	19.05

Income (Loss) from Continuing Operations Before Taxes	(15,749.27)
Income Taxes	0.00

Income (Loss) from Continuing Operations	(15,749.27)

Discontinued Operations
Operating Results of Discontinued Operations-Note E	(61,571.16)

Net Income (Loss)	(77,320.43)

Earnings per common share:
Net income (loss)	(0.03)

**The accompanying notes are an integral part of these financial statements

M.C.F.T.Y. National d/b/a The Post Express
Statement of Cash Flows
For the Year Ended December 31, 2001

OPERATING ACTIVITIES:
Net Income	(77,320.43)
Adjustments for Discontinued Operations	61,571.16
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation & Amortization	7,142.95
(Increase) decrease in:
Inventory	(320.94)
Prepaid Insurance	(700.00)
Increase (decrease) in:
Accounts Payable	34,352.00
Customer deposits	2,555.00
Payroll Liabilities	5,413.07
Sales Tax Payable	170.93
Net cash provided by Operating Activities	32,863.74

INVESTING ACTIVITIES:
Purchase - Automobile	(8,000.00)
Purchase - Leasehold Improvements	(1,185.00)
Net cash provided by Investing Activities	(9,185.00)

FINANCING ACTIVITIES:
Loans -M. J. Daniels	25,033.09
Shareholder Loans	5,650.00
Issuance of Capital Stock	513.37
Additional Paid-in-Capital	16,685.19
Net cash provided by Financing Activities	47,881.65

Net cash from Discontinued Operations	(61,571.16)

Net cash increase for year	9,989.23

Cash at beginning of year	0.00

Cash at end of year	9,989.23

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Cost - Inventory	15,764.38
Cost - Acquisition Equipment	28,845.00
Cost - Acquisition Goodwill	10,890.62
55,500.00

Shareholder Loans	55,500.00

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Statement of Changes in Stockholders' Equity
For the Year Ended December 31, 2001

	Common Stock		Paid in	Retained	Total Stockholders'
	Shares	Amount	Capital	Earnings	Equity

Balances at
January 1, 2001	2,100,375	1,050.19	0.00	0.00	1,050.19

Issuance of
common stock	1,026,754	513.37			513.37

Paid in capital			16,685.19		16,685.19

Net income (loss)	0	0.00	0.00	(77,320.43)	(77,320.43)

Balances at
December 31, 2001	3,127,129	1,563.56	16,685.19	(77,320.43)	(59,071.68)

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Notes to Financial Statements
December 31, 2001

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The company was incorporated May 22, 2000 in the State of Nevada. The Company is a cutting edge leader in the Las Vegas, Nevada area in products and services that are merchandised from full-service retail business centers offering private mailbox rentals.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Inventory

Inventories are priced at the lower of cost (first-in, first-out) or market.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Intangibles purchased are being amortized over fifteen (15) years on a straight-line basis; organizational costs are being amortized over five (5) years on a straight-line basis.

Income Taxes

The Company has loss carryforwards of $77,320.43 which can be carried forward twenty (20) years to offset future taxable income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company recognizes its revenue when it completes the delivery of its goods and services to its customers. SAB 101 had no substantive effect on the Company's financial statements as it did not impact the Company's method of recognizing revenue.

NOTE C - RENT

The Company leases its principal business location at 4894 North Lone Mountain Road, Las Vegas, Nevada on a month-to-month basis.

NOTE D - EARNINGS PER COMMON SHARE

Earnings (loss) per common share of ($0.03) were calculated based on a net loss numerator of ($77,320.43) divided by a denominator of 2,272,054 weighted-average shares of outstanding common stock. The denominator was calculated based on the following issuances of common shares during 2001:

January 1, 2001	2,100,375 common shares outstanding
October 17, 2001	397,125 common shares issued
October 27, 2001	370,370 common shares issued
December 1, 2001	259,259 common shares issued

M.C.F.T.Y. National d/b/a The Post Express
Notes to Financial Statements ( Continued)
December 31, 2001

NOTE E - DISCONTINUED OPERATIONS

The Company operated beta test sites at various locations in the State of Nevada during the year ended December 31, 2001 providing the same products and services offered at the Company's primary location. As of December 31, 2001 all the beta test sites had been discontinued.

The operating results of discontinued operations is summarized as follows:

Beta Test Site Revenues	$12,768.01

Cost of Goods Sold	5,362.56

Gross Profit	7,405.45

Operating Expenses:
Leased Employee Expense	5,077.90
Marketing/Advertising	18,077.41
Rent	22,120.00
Salaries	21,139.80
Taxes - Payroll	1,573.28
Temporary/Casual Labor	600.00
Uniforms	388.22
68,976.61

Net Ordinary Income (Loss)	($61,571.16)

Independent Auditor's Report

To the Board of Directors and Stockholders of
M.C.F.T.Y. National d/b/a The Post Express

We have audited the accompanying balance sheet of M.C.F.T.Y. National d/b/a The Post Express as of December 31, 2000, and the related statements of income, changes in stockholders' equity, and cash flows for the period from inception (May 22, 2000) to December 31, 2000. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M.C.F.T.Y. National d/b/a The Post Express at December 31, 2000, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
770 First Avenue North
St. Petersburg, Florida
Telephone: (727) 896-2111
Fax: (727) 896-2208

August 16, 2002

M.C.F.T.Y. National d/b/a The Post Express
Balance Sheet
December 31, 2000

ASSETS
Other Assets:
Due from Shareholder	865.19
Costs - Organizational	185.00
1,050.19

TOTAL ASSETS	1,050.19

LIABILITIES & STOCKHOLDERS' EQUITY

Total Liabilities	0.00

Stockholders' Equity:
Common Stock, $.0005 par value,
50,000,000 shares authorized,
2,100,375 shares issued & outstanding	1,050.19
Total Equity	1,050.19

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	1,050.19

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Statement of Operations
For the Period Ended December 31, 2000

Revenues	0.00

Cost of Goods Sold	0.00

Gross Profit	0.00

Operating Expenses	0.00

Net Ordinary Income (Loss)	0.00

Other Income	0.00

Other Expense	0.00

Net Income (Loss)	0.00

Earnings per common share:
Net income per share	0.00

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Statement of Cash Flows
For the Period Ended December 31, 2000

OPERATING ACTIVITIES	0.00

INVESTING ACTIVITIES	0.00

FINANCING ACTIVITIES	0.00

Net cash increase for period	0.00

Cash at beginning of period	0.00

Cash at end of period	0.00

SUPPLEMENTAL DISCLOSURES:
Noncash investing & financing activities:

Increase in amounts due from shareholder	865.19

Increase in costs - organizational	185.00

Increase in common stock issued	1050.19

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Statement of Changes in Stockholders' Equity
For the Period Ended December 31, 2000

	Common Stock		Paid in	Retained	Total Stockholders'
	Shares	Amount	Capital	Earnings	Equity

Balances at
January 1, 2000	0	0.00	0.00	0.00	0.00

Issuance of
common stock	2,100,375	1,050.19			1,050.19

Net income (loss)	0	0.00	0.00	0.00	0.00

Balances at
December 31, 2000	2,100,375	1,050.19	0.00	0.00	1,050.19

**The accompanying notes are an integral part of these financial statements.

M.C.F.T.Y. National d/b/a The Post Express
Notes to Financial Statements
December 31, 2000

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The company was incorporated May 22, 2000 in the State of Nevada. The Company's objective is to become a cutting edge leader in the Las Vegas, Nevada area in products and services that are merchandised from full-service retail business centers offering private mailbox rentals.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Intangible Assets

Organizational costs will be amortized over five (5) years on a straight-line basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE C - EARNINGS PER COMMON SHARE

Earnings per common share of $0.00 were calculated based on a net income numerator of $0.00 divided by a denominator of 2,100,375 shares of outstanding common stock.

(Outside Back Cover Page Prospectus)

Until August 10, 2003 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
PROSPECTUS SUMMARY 1
RISK FACTORS 4
Risks Related To the Company 4
(1) We Have Incurred Substantial Losses from Inception While Realizing Limited Revenues and We May Never Generate Substantial Revenues or Be Profitable in the Future. 4
(2) We Are Dependent on Key Personnel with No Assurance That They Will Remain with the Company: Losing Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success. 4
(3) If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits. 4
(4) If We Raise Only a Nominal or Limited Amount of Capital, We Will Not Be Able to Fully Implement Our Business Plan, Which May Result in Reduced Profitability. 5
(5) We May Not Be Able to Fully Implement Our Business Plan Due to Our Lack of Operational Experience. 5
(6) Our Auditors Are Not Licensed to Practice in the State of Nevada., Our State of Incorporation. 5	M.C.F.T.Y. National
Risks Related To This Offering 5
(7) As There Is No Public Market for Our Shares, and No Assurance of a Public Trading Market Developing, Purchasers of Our Stock May Not Be Able to Sell Our Stock at a Profit. 5	Prospectus
(8) Due to the Possibility of Highly Volatile Stock Price, Purchasers of Our Common Stock May Have to Sell the Stock at a Loss. 5
(9) Because it May Be Difficult to Effect a Change in Control of M.C.F.T.Y. National Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So. 6	13,127,129 SHARES OF COMMON STOCK
(10) Since We Are Selling up to 10,000,000 Shares of Our Common Stock on a Self-underwritten, "Best Efforts" Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence. 6	May 12, 2003
(11) "Penny Stock" Regulations Might in the Future Adversely Affect the Resale of Common Stock. 7
(12) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock, Should a Market Develop. 7
(13) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices. 7
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS 8
USE OF PROCEEDS 8
DETERMINATION OF OFFERING PRICE 9
DILUTION 9
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS 11
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK 11
SELLING SECURITY HOLDERS 11
PLAN OF DISTRIBUTION 13
DESCRIPTION OF BUSINESS 15
LEGAL PROCEEDINGS 26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS 28
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS 36
EXECUTIVE COMPENSATION 36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT 39
DESCRIPTION OF SECURITIES 39
INTEREST OF NAMED EXPERTS AND COUNSEL 40
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES 40
LEGAL MATTERS 40
EXPERTS 40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE 41
WHERE YOU CAN FIND MORE INFORMATION 45
FINANCIAL STATEMENTS F-1